SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDED FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Original Report: October 1, 2007
Date of Amendment: December 17, 2007

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of		IdentificationNumber)
Incorporation)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO 63141
(Address of Principal Executive Offices)	(Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

     On October 1, 2007, Energizer Holdings, Inc. (“Energizer”) acquired all of the issued and outstanding shares of common stock of Playtex Products, Inc. (“Playtex”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 12, 2007, among Playtex, Energizer and ETKM Inc., a wholly-owned subsidiary of Energizer. Under the terms of the Merger Agreement, ETKM merged with and into Playtex (the “Merger”), all outstanding shares of common stock of Playtex were converted into the right to receive $18.30 per share in cash (the “Merger Consideration”), and Playtex became a wholly-owned subsidiary of Energizer.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

Audited annual consolidated financial statements of Playtex Products, Inc.:

Report of Independent Registered Public Accounting Firm

Consolidated Statements of Income for the years ended December 30, 2006, December 31, 2005 and December 25, 2004

Consolidated Balance Sheets as of December 30, 2006 and December 31, 2005

Consolidated Statements of Stockholders’ Equity for the years ended December 30, 2006, December 31, 2005 and December 25, 2004

Consolidated Statements of Cash Flows for the years ended December 30, 2006, December 31, 2005 and December 25, 2004

Notes to Consolidated Financial Statements

Unaudited quarterly consolidated financial statements of Playtex Products, Inc.:

Consolidated Statements of Income for the three and six months ended June 30, 2007 and July 1, 2006

Consolidated Balance Sheets as of June 30, 2007 and December 30, 2006

Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and July 1, 2006

Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Playtex Products, Inc.:

We have audited the accompanying consolidated balance sheets of Playtex Products, Inc. and subsidiaries (the “Company”) as of December 30, 2006 and December 31, 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years ended December 30, 2006, December 31, 2005 and December 25, 2004. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Playtex Products, Inc. and subsidiaries as of December 30, 2006 and December 31, 2005, and the results of their operations and their cash flows for each of the years ended December 30, 2006, December 31, 2005 and December 25, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 1 and 2 to the accompanying consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.” Also discussed in Note 2 to the accompanying consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158, “Employers’Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 30, 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the internal control over financial reporting of Playtex Products, Inc. and subsidiaries as of December 30, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP
Stamford, Connecticut
March 13, 2007

PLAYTEX PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year Ended
	December 30,	December 31,	December 25,
	2006	2005	2004
Net sales	$636,148	$643,806	$666,896
Cost of sales	292,323	300,988	323,157
Gross profit	343,825	342,818	343,739
Operating expenses:
Selling, general and administrative	233,898	233,996	241,428
Restructuring, net	(357)	4,224	9,969
Loss on impairment of intangible assets	—	—	16,449
Amortization of intangibles	2,575	2,822	1,293
Total operating expenses	236,116	241,042	269,139
Gain (loss) on sale of certain assets	2,344	(2,421)	56,543
Operating income	110,053	99,355	131,143
Interest expense, net	54,796	64,396	69,561
Expenses related to retirement of debt, net	7,431	11,866	6,432
Other expenses	69	21	353
Income before income taxes	47,757	23,072	54,797
Provision (benefit) for income taxes	17,553	10,544	(710)
Net income	$30,204	$12,528	$55,507
Earnings per share:
Basic and diluted	$0.48	$0.20	$0.91
Weighted average shares outstanding:
Basic	62,416	61,837	61,216
Diluted	63,537	62,552	61,225

See accompanying notes to consolidated financial statements.

PLAYTEX PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$28,440	$94,447
Receivables, less allowance for doubtful accounts of $1,365
and $1,376 for 2006 and 2005, respectively	88,805	90,776
Inventories	60,952	62,109
Deferred income taxes, net	13,938	10,518
Other current assets	7,595	10,411
Total current assets	199,730	268,261
Net property, plant and equipment	111,383	110,314
Goodwill	485,610	485,610
Trademarks, patents and other intangibles, net	122,219	124,753
Deferred financing costs, net	8,294	12,095
Other noncurrent assets	394	1,164
Total assets	$927,630	$1,002,197
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,669	$32,509
Accrued expenses	79,242	82,654
Income taxes payable	4,114	4,440
Total current liabilities	114,025	119,603
Long–term debt	578,926	685,190
Deferred income taxes, net	69,160	63,671
Other noncurrent liabilities	23,253	19,616
Total liabilities	785,364	888,080
Stockholders’ equity:
Common stock; $0.01 par value; authorized 100,000,000 shares;
issued 64,414,272 shares and outstanding 63,380,107 shares at
December 30, 2006 and issued and outstanding 63,573,621
shares at December 31, 2005	644	636
Additional paid–in capital	560,451	556,865
Retained earnings (accumulated deficit)	(400,300)	(430,504)
Accumulated other comprehensive loss	(6,978)	(3,098)
Unearned equity compensation	—	(9,782)
Treasury stock, at cost, 1,034,165 shares at December 30, 2006	(11,551)	—
Total stockholders’ equity	142,266	114,117
Total liabilities and stockholders’ equity	$927,630	$1,002,197

See accompanying notes to consolidated financial statements.

PLAYTEX PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

	Year Ended
	December 30,	December 31,	December 25,
	2006	2005	2004
Common stock:
Balance at beginning of year	$636	$612	$612
Stock issued to employees exercising stock options	4	13	—
Restricted stock awards	4	11	—
Balance at end of year	$644	$636	$612
Additional paid in capital:
Balance at beginning of year	$556,865	$526,233	$526,233
Stock–based compensation	8,370	17,787	—
Stock issued to employees exercising stock options	4,571	12,135	—
Tax effect of option exercises	427	710	—
Reclassification at adoption of SFAS No. 123 (R)	(9,782)	—	—
Balance at end of year	$560,451	$556,865	$526,233
Retained earnings (accumulated deficit):
Balance at beginning of year	$(430,504)	$(443,032)	$(498,539)
Net income	30,204	12,528	55,507
Balance at end of year	$(400,300)	$(430,504)	$(443,032)
Accumulated other comprehensive (loss) income:
Balance at beginning of year	$(3,098)	$122	$(518)
Minimum pension and postretirement benefit
liabilities adjustments, net of tax	3,468	(3,442)	(62)
Foreign currency translation adjustment, net of tax	(51)	222	702
Net gain on cash flow hedges, net of tax	180	—	—
Net other comprehensive income adjustments	3,597	(3,220)	640
Pension and postretirement benefit liabilities adjustment
from adoption of SFAS No. 158, net of tax	(7,477)	—	—
Balance at end of year	$(6,978)	$(3,098)	$122
Unearned equity compensation:
Balance at beginning of year	$(9,782)	$—	$—
Restricted stock awards	—	(9,782)	—
Reclassification at adoption of SFAS No. 123 (R)	9,782	—	—
Balance at end of year	$—	$(9,782)	$—
Treasury stock:
Balance at beginning of year	$—	$—	$—
Purchases of Company stock for treasury	(11,551)	—	—
Balance at end of year	$(11,551)	$—	$—
Total stockholders’ equity	$142,266	$114,117	$83,935
Comprehensive income:
Net income	$30,204	$12,528	$55,507
Net other comprehensive income adjustments	3,597	(3,220)	640
Total comprehensive income	$33,801	$9,308	$56,147
Number of common stock issued:
Balance at beginning of year	63,574	61,216	61,216
Stock issued to employees exercising stock options	454	1,307	—
Restricted stock awards	386	1,051	—
Balance at end of year	64,414	63,574	61,216
Number of treasury stock:
Balance at beginning of year	—	—	—
Forfeited restricted stock	(34)	—	—
Purchases of stock for treasury	(1,000)	—	—
Balance at end of year	(1,034)	—	—
Common stock shares outstanding	63,380	63,574	61,216
See accompanying notes to consolidated financial statements.

PLAYTEX PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 30,	December 31,	December 25,
	2006	2005	2004
Cash flows from operations:
Net income	$30,204	$12,528	$55,507
Adjustments to reconcile net income to net cash provided
by operations:
Depreciation	14,806	15,784	14,768
Amortization of intangibles	2,575	2,822	1,293
Amortization of deferred financing costs	2,422	2,676	2,574
Equity compensation	8,406	8,029	—
Deferred income taxes	4,338	3,774	1,531
Premium (discount) on debt repurchases	6,050	9,759	(450)
Write–off of deferred fees related to retirement of debt	1,381	2,107	6,882
(Gain) loss on sale of certain assets	(2,344)	2,421	(56,543)
Loss on impairment of intangible assets	—	—	16,449
Other, net	(71)	2,124	1,855
Changes in operating assets and liabilities, net of dispositions:
Receivables and retained interests	2,242	6,802	(8,763)
Inventories	1,450	3,880	5,264
Accounts payable	1,296	(9,290)	(130)
Accrued expenses	(4,433)	1,361	29,862
Other	3,703	(2,038)	2,630
Net cash provided by operations	72,025	62,739	72,729
Cash flows from investing activities:
Capital expenditures	(16,550)	(10,372)	(13,871)
Net proceeds from sale of certain assets	2,635	55,732	59,924
Payments for intangible assets	(4,587)	(38,807)	(3,504)
Net cash (used for) provided by investing activities	(18,502)	6,553	42,549
Cash flows from financing activities:
Long–term debt repurchases	(100,244)	(120,830)	(460,750)
Long–term debt borrowings	—	—	467,500
Repayments under revolving credit facilities	(9,410)	—	(115,800)
Borrowings under revolving credit facilities	3,100	6,020	115,800
(Premium) discount on debt repurchases	(6,050)	(9,759)	450
Purchases of Company stock for treasury	(11,551)	—	—
Proceeds from issuance of stock	4,579	12,159	—
Payment of financing costs	—	(292)	(12,850)
Net cash used for financing activities	(119,576)	(112,702)	(5,650)
Effect of exchange rate changes on cash	46	91	685
(Decrease) increase in cash and cash equivalents	(66,007)	(43,319)	110,313
Cash and cash equivalents at beginning of period	94,447	137,766	27,453
Cash and cash equivalents at end of period	$28,440	$94,447	$137,766
Supplemental disclosure of cash flow information:
Interest paid	$54,083	$64,518	$60,055
Income tax paid (refunded), net	$13,113	$3,730	$(4,009)

See accompanying notes to consolidated financial statements.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

     Description of Business— We are a leading manufacturer and marketer of a diversified portfolio of well–recognized branded consumer products. At December 30, 2006, our business segments include Feminine Care, Skin Care and Infant Care products.

     Basis of Presentation— Our Consolidated Financial Statements include the accounts of Playtex Products, Inc. and all of our subsidiaries. All significant intercompany balances have been eliminated in consolidation.

     The preparation of financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts and classification of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts and timing of revenue and expenses. Actual results could vary from our estimates and assumptions.

     Certain amounts in the prior financial statements have been reclassified to conform with of current year presentation. Our fiscal year end is on the last Saturday in December nearest to December 31 and, as a result, a fifty–third week is added every 5 or 6 years. Fiscal 2005 was a fifty–three week year. Fiscal 2006 and 2004 were fifty–two week years.

     Revenue Recognition— We derive revenue from the sale of consumer products. In accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” revenue is recognized when the following conditions are met: a purchase order submitted by a customer has been received; the selling price is fixed or determinable; products have been shipped and title transferred; and there is reasonable assurance of collectibility. Estimated shipping and handling costs are considered in establishing product prices billed to customers.

     Our practice is not to accept returned goods unless authorized by management of the sales organization. Returns result primarily from damage and shipping discrepancies. We accrue for damaged product and shipping discrepancies, and thus reduce net sales, based on historical experience related to these types of returns. Under certain circumstances, we authorize customers to return Sun Care products that have not been sold by the end of the sun care season, which is normal practice in the sun care industry. We record sales at the time the products are shipped and title transfers. The terms of these sales vary but, in all instances, the revenue recognition conditions noted above are met. Simultaneously with the time of the shipment, we reduce sales and cost of sales, and record an accrued liability on our Consolidated Balance Sheet for anticipated returns based upon an estimated return level. Customers are required to pay for the Sun Care product purchased during the season under the required terms. Due to the seasonal nature of sun care, we offer a limited extension of terms to certain qualified customers. This limited extension requires substantial cash payments prior to or during the summer sun care season. We generally receive returns of our Sun Care products from September through March following the summer sun care season.

     We routinely commit to customer trade promotions and consumer coupon programs that require us to estimate and accrue the ultimate costs of such programs. Customer trade promotions include introductory marketing funds (slotting fees), cooperative marketing programs, shelf price reductions on our products, advantageous end of aisle or in–store merchandising, graphics, and other trade promotion activities conducted by the customer. We account for these programs in accordance with Emerging Issues Task Force Issue No. 01–09, “Accounting for Consideration by a Vendor to a Customer (Including a Reseller of a Vendor’s Product).” Costs of trade promotions, cash discounts offered to the trade as a payment incentive and consumer coupons are recorded as a reduction of net sales.

     Research and Development— Research and development costs are expensed in selling, general and administrative (“SG&A”) as incurred and amounted to $16.8 million in fiscal 2006, $15.6 million in fiscal 2005 and $16.9 million in fiscal 2004.

     Advertising and Promotion Expenditures— Costs associated with advertising and promotion, including fees to advertising agencies, costs of consumer promotions, consumer research and the costs of syndicated market share data, are expensed in SG&A as incurred. Media advertising production costs are expensed the first time the advertising takes place. Our advertising and promotion expenditures were $97.0 million in fiscal 2006, $92.7 million in fiscal 2005 and $91.7 million in fiscal 2004.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Significant Accounting Policies (Continued)

     Warehousing and Handling Costs— Costs associated with inventory storage and handling costs at our third-party and in-house distribution centers are included as a component of SG&A. These costs are expensed as incurred and amounted to $15.0 million, $17.8 million and $19.0 million in fiscal 2006, 2005 and 2004, respectively. Warehousing and handling costs exclude inbound and outbound freight, which are included in cost of sales.

     Cash and cash equivalents— Cash equivalents are short–term, highly liquid investments with original maturities of 90 days or less. Outstanding checks are not deducted from reported cash and cash equivalents until presentment. The associated liability is included as a component of accounts payable in the current liability section of the Consolidated Balance Sheets.

     Inventories— Inventories are stated at the lower of cost (first–in, first–out basis) or market. Inventory costs include material, labor and manufacturing overhead.

     Property, Plant and Equipment— Property, plant and equipment are stated at cost. Depreciation and amortization is determined on the straight–line method over the estimated useful life of the respective asset. Our estimated useful lives for our fixed asset classes are as follows:

• land improvements range from	• furniture and fixtures range from
15 to 40 years,	5 to 10 years,

• building and improvements range from	• computer hardware and software range from
20 to 40 years,	3 to 4 years, and

• leasehold improvements vary based on the	• machinery and equipment range from
shorter of asset life or lease term,	4 to 20 years.

     Capitalized Software Costs— We capitalize significant costs incurred in the acquisition and development of software for internal use, including the costs of the software, materials, and consulting costs incurred in developing internal–use computer software once final selection of the software is made. Costs incurred prior to the final selection of software and costs not qualifying for capitalization are charged to expense.

     Goodwill and Indefinite–Lived Assets— We conduct annual testing of our goodwill and indefinite–lived assets in the second quarter of our fiscal year, except for our indefinite-lived intangible assets related to Sun Care distribution rights, which are tested in the fourth quarter of our fiscal year. In addition, an intangible asset that is not subject to amortization will be tested for impairment more frequently if events or changes in circumstances indicate that the asset may be impaired. We measure the fair value of each of our reporting units for purposes of testing the appropriateness of the carrying value of our goodwill. We do this by estimating the discounted cash flows of each reporting unit. We then compare the fair value of the reporting unit to the carrying value of its net assets, including goodwill, to ensure no impairment is indicated. We measure fair value for purposes of testing our trademarks for impairment using the relief from royalty method (a discounted cash flow methodology). Our research indicates that this is the most widely used approach for valuing assets of this type. We consider a number of factors in determining the relevant variables for this calculation, including royalty rates for similar products licensed in the marketplace and the additional rights and obligations inherent in the ownership of a trademark as opposed to a licensing arrangement including product extension, geographical expansion opportunities, exclusivity of use and transferability. In addition, we utilize a discount rate that reflects the rights and obligations of ownership, which results in an inherent premium as compared to a valuation of a licensing agreement since the discount rate of a licensee would reflect the additional risks of a license–only arrangement. Our impairment review for sun care distributor rights is based on a discounted cash flow approach utilizing cash flows specifically related to these unique assets.

     In 2005, we reorganized our business segments as a result of our strategic realignment. As a result, we reallocated goodwill to our new reporting units on a relative fair value basis. As part of the sale of the non–core brand assets in late 2005, $8.1 million of goodwill, which represented the amount of goodwill allocated to our “non–core” reporting unit, was included in the calculation of the net loss on the sale of the non–core brand assets.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Significant Accounting Policies (Continued)

Additionally, we reviewed the remaining goodwill for impairment subsequent to the sale of the divested non–core brands, and no impairment was indicated. In the fourth quarter of 2004, we recorded an asset impairment charge of approximately $16.4 million. This non–cash charge was required to write down the value of two trademarks due to a change in the competitive environment and a decision by management to not invest in our non–core brands. Both of these trademarks were sold as part of the divestiture of the non–core brand assets in late 2005.

     Long–Lived Assets— We review long–lived assets, including fixed assets and intangible assets with definitive lives, such as patents, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long–Lived Assets.” The vast majority of our long–lived assets are located in the United States (“U.S.”). Amortization of patents and other intangible assets is expected to be approximately $2.6 million per year in fiscal 2007 and fiscal 2008, $2.2 million in fiscal 2009, $0.9 million in 2010 and $0.6 million in 2011. Intangible assets subject to amortization are amortized on a straight–line basis over their estimated useful lives. Useful lives for patents are the related legal life or the estimated useful life, whichever is shorter, and others are determined by contractual obligations. The weighted average useful life of our long–lived intangible assets is approximately 10 years.

      Deferred Financing Costs— Direct expenses incurred to issue debt are capitalized and amortized on a straight line basis, which approximates the effective yield method, over the life of the related debt agreements, and are included as a component of interest expense in the Consolidated Statements of Income.

     Income Taxes— Deferred tax assets and liabilities are provided using the asset and liability method for temporary differences between financial and tax reporting bases using the enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that we believe are more likely than not realizable.

     Foreign Currency Translation— Assets and liabilities of our foreign subsidiaries are translated into U.S. dollars at period–end exchange rates. Revenues and expenses are translated at average exchange rates during the period. Net foreign currency translation gains or losses are shown as a component of accumulated other comprehensive income (loss) in the equity section of the Consolidated Balance Sheet.

     Derivative Instruments— We account for derivative instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, and related interpretations, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities.

     In accordance with SFAS No. 133, derivative instruments are recognized as assets or liabilities in our Consolidated Balance Sheet and are measured at fair value. The change in the fair value of a derivative designated as a fair value hedge and the change in the fair value of the hedged item attributable to the hedged risk are recognized in earnings. For derivatives, which qualify for designation as cash flow hedges, the effective portion of the changes in fair value is recognized as part of other comprehensive income until the underlying transaction that is being hedged is recognized in earnings. The ineffective portion of the change in fair value of cash flow hedges is recognized in earnings immediately. The change in fair value for other derivatives, which do not qualify as hedges for accounting purposes are recognized in earnings currently. At December 30, 2006, we recognized a $0.4 million asset related to the fair value of our open foreign exchange contracts designated as cash flow hedges, which had maturities of less than one year and required an aggregate purchase of $13.9 million in U.S. dollars by our Canadian subsidiary.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Significant Accounting Policies (Continued)

     Stock–Based Compensation— On January 1, 2006, we adopted the provisions of SFAS No. 123 (revised 2004), “Share–Based Payment,” (“SFAS No. 123 (R)”), using the modified prospective transition method, which requires us to measure all employee stock–based compensation awards using a fair value method and recognize such expense in our consolidated financial statements. Using the modified prospective transition method, compensation cost is recognized beginning January 1, 2006 for all stock–based awards granted on or after that date and for all awards granted to employees prior to January 1, 2006 that remain unvested on that date. In addition, SFAS No. 123 (R) requires additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from stock–based payment arrangements. In accordance with SFAS No. 123 (R), we recorded compensation expense related to equity compensation that reduced income from operations by $8.4 million, resulting in an income tax benefit of $3.1 million, and reduced net income by $5.3 million. Basic and diluted earnings per share were negatively impact by $0.09 and $0.08 per share, respectively. Stock compensation expense is included in SG&A expenses.

     Prior to January 1, 2006, we accounted for stock–based compensation in accordance with SFAS No. 123, “Accounting for Stock Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock–Based Compensation—Transition and Disclosure.” As permitted by SFAS No. 123 and SFAS No. 148, we followed the intrinsic value approach of Accounting Principles Board Opinion (“APB”) No. 25 and Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting for Certain Transactions Involving Stock–Based Compensation, an Interpretation of APB No. 25” issued for determining compensation expense related to the issuance of stock options. Accordingly, we did not record any compensation expense for our stock options that vested solely on continuous service since the exercise price was equal to the fair market value of our common stock on the grant date. However, in accordance with APB No. 25, in fiscal 2005, we recorded $8.0 million of compensation expense related to the issuance of restricted stock, performance-based restricted stock and performance-based options. The expense for restricted stock awards was based upon the closing price of our stock on the date of the award, amortized over the associated service period. The expense for the performance restricted shares was based on management’s estimation of the performance awards that will vest over the associated service period and the spread between the recipient’s basis in the award, which is par value, and the closing stock price at the end of the fiscal period. The expense for the performance stock options was based on management’s estimation of the performance awards that will vest over the associated service period and the spread between the option grant price and the closing stock price at the end of the fiscal period. There were no charges to income for stock–based compensation plans in fiscal 2004 (see Note 10.)

     The following table illustrates the pro forma effect of stock-based compensation on net income and earnings per share as if we had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148 for fiscal 2005 and 2004 (in thousands, except per share data):

	Year Ended
	December 31,	December 25,
	2005	2004
Net income:
As reported	$12,528	$55,507
Add: Stock–based employee compensation expense
included in net income, net of tax	5,058	—
Deduct: Total stock–based employee compensation
expense determined under the fair value method
for stock option awards, net of related tax effect	(4,941)	(2,280)
Pro forma — Basic and diluted	$12,645	$53,227
Earnings per share:
As reported
Basic and diluted	$0.20	$0.91
Pro forma
Basic and diluted	$0.20	$0.87
Pro forma weighted average common shares and
common equivalent shares outstanding:
Basic	61,837	61,216
Diluted	62,617	61,225

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Significant Accounting Policies (Continued)

     The fair value of stock options used to compute the pro forma net income disclosure for the year ended December 31, 2005 and December 25, 2004 is the estimated fair value on the date of grant using the Black–Scholes option–pricing model with the following weighted average assumptions:

	2005	2004
Risk–free interest rates	4.05%	4.32%
Dividend yield	—	—
Expected option life in years	8	8
Expected volatility	39%	41%

2. Impact of New Accounting Pronouncements

     In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides guidance on the consideration of effects of the prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The SEC staff believes registrants must quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for the first annual period ending after November 15, 2006, which is our fiscal year 2006. At December 30, 2006, the application of SAB 108 had no impact on our Consolidated Financial Statements.

     We adopted SFAS No. 123 (R) on January 1, 2006 using the modified prospective transition method in which compensation cost is recognized beginning January 1, 2006 for all stock–based awards granted on or after that date and for all awards granted to employees prior to January 1, 2006 that remain unvested on that date. See Notes 1 and 10 to our consolidated financial statements in this Annual Report on Form 10–K for a more complete discussion of our accounting policy for Share–Based Payments and the resulting impact on our Consolidated Financial Statements.

     In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - An Amendment of FASB Statements No. 87, 88, 106, and 132.” SFAS No. 158 requires an employer to recognize in its balance sheet an asset or liability for a plan’s funded status, measure a plan’s assets and obligations as of the end of the employer’s fiscal year and recognize changes in the funded status in the year in which the changes occur. SFAS No. 158 also enhances the current disclosure requirements for pension and other postretirement plans to include disclosure related to certain effects on net periodic benefit cost. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, as such we adopted SFAS No. 158 as of December 30, 2006, see Note 13. The requirement to measure plan assets and benefit obligations as of the employer’s fiscal year-end is effective for fiscal years ending after December 15, 2008, or our fiscal 2008.

     In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements.” SFAS No. 157 provides guidance for using fair value to measure assets and liabilities and is intended to respond to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on income. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. SFAS No. 157 also requires expanded disclosure of the effect on income for items measured using unobservable data, establishes a fair value hierarchy that prioritizes the information used to develop those assumptions and requires separate disclosure by level within the fair value hierarchy. The provisions of SFAS No. 157 are effective for interim financial statements issued for fiscal years beginning after November 15, 2007, or our fiscal 2008. We are currently evaluating the impact of adopting SFAS No. 157 on the Consolidated Financial Statements.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Impact of New Accounting Pronouncements (Continued)

     In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS No. 109”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. We must determine whether it is at least more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently assessing the impact of the adoption of FIN 48 on our Consolidated Financial Statements.

     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of SFAS 115” (“SFAS No. 159”). The new statement allows entities to choose, at specified election dates, to measure eligible financial instruments and certain other items at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the potential impact of SFAS No. 159 on our Consolidated Financial Statements.

3. Restructuring

     In February 2005, we announced a realignment plan (“2005 Realignment”) to improve focus on our core categories, reduce organizational complexity and obtain a more competitive cost structure. This was a continuation of our operational restructuring that began in late 2003.

     Charges for the 2005 Realignment totaled $16.3 million. The initial charges of $10.1 million in restructuring expenses and $0.4 million of other related expenses (in SG&A) were recorded in the fourth quarter of 2004 and related primarily to severance liabilities under our existing severance policy. In 2005, we recorded $4.2 million in restructuring expenses and $2.0 million of other related expenses ($1.9 million in cost of goods and $0.1 million in SG&A). In 2006, we recorded a net adjustment of $0.4 million to reduce our estimated restructuring reserve. Some of the specific realignment initiatives included:

  Consolidation of the U.S./International divisional structure in favor of a product category structure,

  Realignment of the sales and marketing organizations and related support functions, and

  Rationalization of manufacturing, warehousing and office facilities, including the outsourcing of gloves production to Malaysia, the discontinuation of manufacturing in Canada and a reduction in the corporate headquarters office space.

     As a result, total headcount was reduced by more than 250 positions, or almost 17% of the workforce. The reduction was obtained through a combination of attrition, early retirement and layoffs.

     We expect the majority of the remaining restructuring liability at December 30, 2006 will be paid in cash during 2007.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Restructuring (Continued)

     The following tables summarize the restructuring activities for fiscal 2006, 2005 and 2004 (in thousands):

		Impact to Earnings
		Charged	Adjustments	Utilized,Net
	Beginning	to	and Changes			Ending
	Balance	Income	to Estimates	Cash	Non–Cash	Balance
Fiscal 2006
Realignment Plan
Severance and related expenses	$3,849	$487	$(795)	$(2,981)	$—	$560
Early retirement obligations	13	—	—	(13)	—	—
Lease commitments	488	—	(49)	(214)	—	225
Total	$4,350	$487	$(844)	$(3,208)	$—	$785
Fiscal 2005
Realignment Plan
Severance and related expenses	$10,075	$1,608	$—	$(7,834)	$—	$3,849
Early retirement obligations	—	2,072	—	(344)	(1,715)	13
Lease commitments	—	544	—	(56)	—	488
Total	$10,075	$4,224	$—	$(8,234)	$(1,715)	$4,350
Operational Restructuring Plan
Severance and related expenses	$600	$—	$—	$(600)	$—	$—
Fiscal 2004
Realignment Plan
Severance and related expenses	$—	$10,075	$—	$—	$—	$10,075
Operational Restructuring Plan
Severance and related expenses	$2,478	$—	$(107)	$(1,771)	$—	$600

4. Gain (Loss) on Sale of Certain Assets

     In late 2006, we completed the sale of certain real estate properties, consisting of a building and land, which were no longer required as a result of our 2005 Realignment program. The properties were located in Arnprior, Canada and Dover, Delaware. We recorded a gain of $2.3 million ($2.0 million net of tax) which reflects the partial utilization of the capital loss carryover generated in the non-core asset sale in 2005. Gross proceeds received in 2006 from the sale of these real estate assets were $2.6 million. The carrying value of the assets sold was $0.3 million.

     In late 2005, we completed the sale of certain non-core brand assets. The divested brand assets included intellectual property, inventory, molds and equipment for Baby Magic, Mr. Bubble, Ogilvie, Binaca, Dorothy Gray, Dentax, Tek, Tussy, Chubs and Better Off brands. We recorded a loss of $2.4 million as a result of the transaction. Gross proceeds received in 2005 from the sale of these brand assets were $55.7 million. The carrying value of the assets sold was $57.2 million and we incurred net fees and expenses related to the sale of the non–core assets of $1.4 million.

     In late 2004, we completed the sale of the assets of the Woolite rug and upholstery brand. We recorded a gain of $56.5 million as a result of the transaction. Gross proceeds from the Woolite sale were $61.9 million. The carrying value of the assets sold, including inventory, equipment and intellectual property, was $3.4 million and we incurred fees and expenses directly related to the transaction of $2.0 million.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Expenses Related to Retirement of Debt

     In 2006, on varying dates, we repurchased on the open market, and subsequently cancelled, $49.0 million principal amount of our 8% Senior Secured Notes due 2011 (“8% Notes”) and $51.3 million principal amount of our 9⅜% Senior Subordinated Notes due 2011 (the “9⅜% Notes,” together with the 8% Notes, the “Notes”), at a premium of $6.0 million. As a result, we wrote off $1.4 million of unamortized deferred financing fees, representing the pro–rata portion of the unamortized deferred financing fees associated with the repurchased Notes.

     In 2005, on varying dates, we repurchased on the open market, and subsequently cancelled, $120.8 million principal amount of our 8% Notes at a premium of $9.8 million. In addition, we wrote off $2.1 million of unamortized deferred financing fees, representing a pro–rata portion of the unamortized deferred financing fees associated with the repurchased 8% Notes.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Balance Sheet Components

     The components of certain balance sheet accounts are as follows (in thousands):

	December 30,	December 31,
	2006	2005
Inventories:
Raw materials	$10,137	$10,000
Work in process	1,132	1,010
Finished goods	49,683	51,099
Total	$60,952	$62,109
Net property, plant and equipment:
Land and land improvements	$3,976	$4,403
Building and building improvements	35,349	37,138
Leasehold improvements	4,893	4,847
Furniture and fixtures	8,244	8,239
Information technology	16,970	15,484
Machinery and equipment	179,381	170,265
	248,813	240,376
Less accumulated depreciation and amortization	(137,430)	(130,062)
Total	$111,383	$110,314
Trademarks, patents and other intangibles, net:
Trademarks and other indefinite–lived intangible assets	$109,849	$109,808
Patents and other	21,190	21,190
Less accumulated amortization	(8,820)	(6,245)
Net	12,370	14,945
Total	$122,219	$124,753
Accrued expenses:
Advertising and sales promotion	$25,296	$24,520
Employee compensation and benefits	23,257	21,245
Sun Care returns reserve	10,832	8,005
Interest	10,101	11,810
Restructuring costs–current	654	4,272
Other	9,102	12,802
Total	$79,242	$82,654
Accumulated other comprehensive income (loss):
Foreign currency translation, net(1)	$1,170	$1,221
Gain on cash flow hedges, net(2)	180	—
Minimum pension and postretirement benefit liabilities adjustments, net,
inclusive of the adoption of SFAS No. 158 (3)	(8,328)	(4,319)
Total	$(6,978)	$(3,098)
____________________

(1)	Net of tax effect of $0.6 million for each period presented.

(2)	Net of tax effect of $0.1 million at December 30, 2006.

(3)	Net of tax effect of $5.2 million at December 30, 2006 and $2.9 million at December 31, 2005.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Long–Term Debt

     Long–term debt consists of the following (in thousands):

	December 30,	December 31,
	2006	2005
Variable rate indebtedness:
Revolver	$—	$6,020
Fixed rate indebtedness:
8% Senior Secured Notes due 2011	290,205	339,170
9⅜% Senior Subordinated Notes due 2011	288,721	340,000
Total	$578,926	$685,190

     8% Notes— We pay interest on the 8% Notes semi–annually on March 1 and September 1 of each year. The 8% Notes are secured by a first lien on intellectual property owned by Playtex Products, Inc. and its domestic subsidiaries, the guarantors of the 8% Notes, and by a second lien on substantially all personal property and material owned real property, other than intellectual property, owned by us and the guarantors of the 8% Notes. We do not have the option to redeem the 8% Notes from March 1, 2007 through March 1, 2008. At our option, we may redeem the 8% Notes on or after March 1, 2008 at the redemption prices (expressed as percentages of principal amount) listed below plus accrued and unpaid interest to the redemption date:

12 Months Beginning	Percentage
March 1, 2008	104.000
March 1, 2009	102.000
March 1, 2010 and thereafter	100.000

     9⅜% Notes— We pay interest on the 9⅜% Notes semi–annually on June 1 and December 1 of each year. At our option, we may redeem the 9⅜% Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) listed below plus accrued and unpaid interest to the redemption date:

12 Months Beginning	Percentage
June 1, 2006	104.688
June 1, 2007	103.125
June 1, 2008	101.563
June 1, 2009 and thereafter	100.000

     Revolver— Our revolver consists of a $100 million revolver in the U.S. and a $20 million Canadian dollar revolver in Canada, collectively “the Revolver.” Our Revolver expires in February 2009. The rates of interest we pay on the Revolver are, at our option, a function of certain alternative short term borrowing rates such as the London Inter Bank Offer Rate (“LIBOR”) plus an applicable margin, which fluctuates depending on certain financial ratios, or an index rate based upon the prime rate or federal funds rate plus an applicable margin, which fluctuates depending on those same financial ratios. The availability under our Revolver is subject to a borrowing base calculation, which is dependent upon the level of certain assets including eligible receivables, eligible inventory and eligible equipment, as defined in the Revolver. As of December 30, 2006, our availability under the Revolver was $61.9 million as reduced for $3.8 million of open letters of credit. We pay a quarterly commitment fee on the available but unused Revolver balance of 0.375% per annum.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Long–Term Debt (Continued)

     Our Revolver is secured by a first lien on the vast majority of our personal property and a second lien on other assets owned by us and the guarantors, and contains various restrictions and limitations that may impact us. These restrictions and limitations relate to:

incurrence of indebtedness, contingent obligations, liens, capital expenditures, mergers and acquisitions, asset sales, dividends and distributions, redemption or repurchase of equity interests,	certain debt payments and modifications, loans and investments, transactions with affiliates, changes of control, payment of consulting and management fees, and compliance with laws and regulations.

     We amended our Revolver in 2006. The amendments allowed us to repurchase our Common Stock on the open market under certain conditions and allowed us to enter into non-speculative foreign exchange hedge contracts.

     Our Revolver and the indenture for our 8% Notes also grant rights of inspection, access to management, the submission of certain financial reports, and requires us to make prepayments with the proceeds generated by us resulting from the disposition of assets, the receipt of condemnation settlements and insurance settlements from casualty losses and from the sale of equity securities under certain circumstances.

     The indentures to the Notes also contain certain restrictions and requirements. Under the terms of each of these agreements, payment of cash dividends on our common stock is restricted. Our wholly–owned domestic subsidiaries are guarantors of the Notes (see Note 18).

     The Revolver requires us to pay any outstanding principal at the February 2009 maturity date. There are no other scheduled principal repayments for the Revolver or Notes. The Notes require us to pay any outstanding principal at the 2011 maturity dates.

8. Treasury Stock

     At December 30, 2006, treasury stock consisted of 1,034,165 shares of common stock. On April 20, 2006, we announced that our Board of Directors authorized a stock buy–back program to allow for the repurchase of up to a maximum of $15 million of our Common Stock from time to time in open market or privately negotiated transactions in fiscal 2006 to allow us to mitigate the dilutive impact of our equity compensation programs. In 2006, we repurchased one million shares of our common stock on the open market at a cost of $11.6 million as part of the stock buy–back program. The objectives of this program were satisfied and the program expired at December 30, 2006. The remaining shares of treasury stock represent forfeited restricted stock. These forfeited shares may only be used to fund future grants of equity under our Stock Award Plan (see Note 10 for a description of our Stock Award Plan.)

9. Income Taxes

     The provision (benefit) for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Deferred income tax assets and liabilities are calculated for differences between the financial statement and tax bases of assets and liabilities. These differences will result in taxable or deductible amounts in the future. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts we believe are more likely than not realizable.

     Income before income taxes are as follows (in thousands):

	Year Ended
	December 30,	December 31,	December 25,
	2006	2005	2004
U.S	$42,181	$19,217	$51,421
Foreign	5,576	3,855	3,376
Total	$47,757	$23,072	$54,797

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Income Taxes (Continued)

     Our provision (benefit) for income taxes are as follows (in thousands):

	Year Ended
	December
	30,	December 31,	December 25,
	2006	2005	2004
Current:
Federal	$10,676	$4,379	$(5,083)
State and local	1,085	871	896
Foreign	1,454	1,520	1,946
	13,215	6,770	(2,241)
Deferred:
Federal	2,746	3,501	1,985
State and local	1,071	175	250
Foreign	521	98	(704)
	4,338	3,774	1,531
Total	$17,553	$10,544	$(710)

     Our provision (benefit) for income taxes differed from the amount computed using the federal statutory rate of 35% as follows (in thousands):

	Year Ended
	December 30,	December 31,	December 25,
	2006	2005	2004
Expected federal income tax at statutory rates	$16,715	$8,075	$19,179
State and local income taxes	1,401	680	745
Deferred tax expense for undistributed foreign earnings	1,327	835	755
Dividends received deduction, net	—	(6,806)	—
Change in valuation allowance for capital loss carryforward	(605)	5,599	(17,793)
Non–deductible goodwill associated with sale of non–core brands	—	2,834	—
Benefit of favorable tax audits	(1,300)	—	(2,800)
Other, net	15	(673)	(796)
Total provision (benefit) for income taxes	$17,553	$10,544	$(710)

     In late 2005, we divested certain non–core brand assets (see Note 4) resulting in a $2.4 million loss for financial reporting purposes. This divesture included $8.1 million of non–deductible goodwill and a $16.0 million capital loss for tax reporting purposes. The future tax benefit of the capital loss carryover that expires in 2010 was fully reserved through an increase to the valuation allowance due to the uncertainty of its future utilization. In 2006, we utilized $1.7 million of this capital loss carryover as a result of gains generated from the sale of certain real estate.

     On January 13, 2005, the U.S. Treasury issued Notice 2005–10 that provided initial guidance for the special repatriation provision provided by The American Jobs Creation Act of 2004. In response, we developed and implemented Domestic Reinvestment Plans (the “Plans”) in 2005. The Plans provided for our Canadian and Australian subsidiaries to pay dividends totaling $23.7 million in multiple installments during 2005. The dividends were used to partially fund our 2005 U.S. advertising program. We had fully provided U.S. taxes for the undistributed earnings of our Canadian and Australian subsidiaries at the statutory rate. As a result, we recorded tax benefits of approximately $6.8 million to reflect the reduced tax rate associated with these special repatriations, which is substantially below the statutory rate. At December 30, 2006, the undistributed earnings of our Canadian and Australian subsidiaries, for which we have fully provided U.S. taxes, were $3.5 million and $1.7 million, respectively.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Income Taxes (Continued)

     In 2002, the U.S. Treasury issued new regulations that replaced the loss disallowance rules applicable to the sale of stock of a subsidiary member of a consolidated tax group. These regulations permitted us to utilize a previously disallowed $135.1 million tax capital loss that resulted from the sale of Playtex Beauty Care, Inc. during fiscal 1999. This was utilized on December 15, 2003 in conjunction with the retirement of the then outstanding related party notes. In 2004, we recorded a tax benefit of $17.8 million for an additional utilization of the capital loss carryforward to offset a capital gain resulting from the sale of the Woolite assets (see Note 4). The remaining $44.3 million capital loss carryforward expired on December 25, 2004.

     Taxable and deductible temporary differences and tax credit carryforwards which give rise to our deferred tax assets and liabilities at December 30, 2006 and December 31, 2005 are as follows (in thousands):

	December 30,	December 31,
	2006	2005
Deferred tax assets:
Allowances and reserves not currently deductible	$19,002	$14,646
Postretirement benefits reserve	6,353	5,987
Capital loss carryover	5,028	5,634
Tax basis in foreign subsidiaries	1,589	1,589
Net operating loss carryforwards	446	608
Tax credits and contribution carryforward	367	520
Other	1,681	1,298
Subtotal	34,466	30,282
Less: valuation allowance	(5,028)	(5,634)
Total	29,438	24,648
Deferred tax liabilities:
Trademarks and other intangibles	53,878	48,013
Property, plant and equipment	28,154	29,222
Undistributed income of foreign subsidiaries	1,995	545
Other	633	21
Total	84,660	77,801
Deferred tax liabilities, net	$55,222	$53,153

     The change in the valuation allowance of $0.6 million during 2006 relates to the partial utilization of the capital loss carryforward resulting from the non–core asset sale discussed previously, for which a valuation allowance was previously established. Deferred tax assets are regularly reviewed to determine their realizability based on management’s consideration of historical taxable income, estimates of future taxable income, and timing and amounts of reversing deferred tax liabilities. A valuation allowance is established to reduce recorded deferred tax assets to amounts considered by management to be more likely than not realizable.

     We have available net operating loss carryforwards (“NOLs”) of $1.3 million at December 30, 2006 that expire in years 2009 through 2012. These NOLs relate to losses generated by Carewell Industries, Inc. prior to our acquisition of them. We can utilize these NOLs, with certain limitations, on our federal, state and local tax returns. We expect to utilize these NOLs prior to their expiration.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stock–Based Compensation Plans

     At December 30, 2006, we had stock–based awards outstanding under two stock–based compensation plans which are described below.

     The Playtex 2003 Stock Option Plan for Directors and Executives and Key Employees of Playtex Products, Inc. (the “2003 Stock Option Plan”) was approved by shareholders at the our annual meeting on May 15, 2003 and permits the granting of non–qualified stock options, incentive stock options and stock appreciation rights (“SARs”) to directors and employees. The 2003 Stock Option Plan will terminate on May 14, 2008. For options awarded prior to 2007, the option award was granted with an exercise price equal to the closing market price of Playtex Products, Inc. common stock on the day prior to the award date. For options awarded subsequent to 2006, the exercise price will be based on the closing stock price on the award date. Except for formula grants to certain non–employee directors, which vest over three, four and five–year periods, stock option awards generally vest annually over three years of continuous service. Starting in late 2004, certain awards vest annually over approximately three years of continuous service and based upon attaining certain annual performance targets as established by the Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”). There are two types of performance stock options. The first type is market condition performance stock options, which were granted to certain members of senior management and vest based upon achieving a specified average common stock price target for the fourth quarters of 2005, 2006 and 2007. The average stock price targets increase each year of the vesting period. The 2006 price target was achieved and the eligible options vested in the first quarter of 2007. The second type of performance options generally vest annually over approximately a three–year period of continuous service and upon attaining certain annual performance targets (other than stock price performance) as established annually by the Compensation Committee. If the service period requirements or the annual performance targets are not attained for the non–market condition performance options, the associated vesting tranche is forfeited. Options under this plan expire ten years from the date of the award unless otherwise specified in the award agreement. Under this plan, at December 30, 2006, we had: 7,897,105 options authorized but unissued, 5,388,541 options outstanding (includes both valued and non-valued), and 2,508,564 options available to grant.

     The Stock Award Plan was approved by shareholders at our annual meeting on May 16, 2005, permits the granting of incentive stock options, non-qualified stock options, SARs, restricted stock, restricted stock units and stock bonus and performance compensation awards to employees, directors and consultants. The Stock Award Plan will expire on October 2, 2014. At December 30, 2006, we have awarded restricted stock, performance restricted stock and performance restricted stock units under this plan. The restricted stock awards were granted to certain non–employee directors and vest annually over approximately three years of continuous service. The performance restricted stock and performance restricted stock unit awards were granted to certain employees and generally vest annually over approximately a three year period of continuous service and upon attaining certain annual performance targets as established by the Compensation Committee. If the service period requirements or the annual performance targets are not attained for the performance restricted stock or the performance restricted stock unit awards, the associated vesting tranche is forfeited. Under this plan, at December 30, 2006, we have: 4,000,000 shares authorized, 44,392 restricted shares and 1,025,589 performance restricted shares and units outstanding, 350,317 shares have vested and been distributed free of restrictions and 2,579,702 shares available to grant. Subsequent to December 30, 2006, 284,189 shares of performance restricted stock awards vested.

     Prior to January 1, 2006, we accounted for stock–based compensation in accordance with SFAS No. 123, “Accounting for Stock Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock–Based Compensation—Transition and Disclosure.” As permitted by SFAS No. 123 and SFAS No. 148, we followed the intrinsic value approach of APB No. 25 and FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock–Based Compensation, an Interpretation of APB No. 25” issued for determining compensation expense related to the issuance of stock options. Accordingly, we did not record any compensation expense for our stock options that vested solely on continuous service since the exercise price was equal to the fair market value of our common stock on the grant date. However, in accordance with APB No. 25, in the 12 months ended December 31, 2005, we recorded $8.0 million of compensation expense related to the issuance of restricted stock, performance-based restricted stock and performance-based options.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stock–Based Compensation Plans (Continued)

     On January 1, 2006, we adopted the provisions of SFAS No. 123 (R) which requires us to measure all employee stock–based compensation awards using a fair value method and recognize such expense in our consolidated financial statements. In addition, SFAS No. 123 (R) requires additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from stock–based payment arrangements.

     We adopted SFAS No. 123 (R) using the modified prospective transition method in which compensation cost is recognized beginning January 1, 2006 for all stock–based awards granted on or after that date and for all awards granted to employees prior to January 1, 2006 that remain unvested on that date. Under this transition method, compensation cost recognized in fiscal 2006 includes: (a) compensation cost for all stock–based awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, as adjusted for an estimate of the number of awards that will be forfeited and (b) compensation cost for all stock–based awards granted on or after January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123 (R). Previously, we had recognized the impact of forfeitures as they occurred. The grant date fair value of the awards generally vests over the service period. Total stock compensation expense associated with stock options, restricted stock awards and restricted stock units recognized by the Company for the fiscal year ended December 30, 2006 was $8.4 million, or $5.3 million net of taxes. This expense is included in SG&A expenses.

     In fiscal years prior to 2006, the attribution method used to determine compensation cost varied based on the type of stock–based award. For performance–based options with either a performance or market condition, and restricted stock with a performance condition, all of which vest based on continuous service and the Company’s attainment of the performance or market condition, we used a straight–line method of recognizing compensation cost over the service period when attainment of the performance or market condition was determined to be probable. For stock options and restricted stock awards that vested solely based on continuous service, we used the accelerated method of recognizing compensation costs (for pro forma disclosure purposes only) for awards with graded vesting. The accelerated method treated tranches of a grant as separate awards, amortizing the compensation costs over each vesting period within a grant. For example, for an award vesting ratably over a three-year period, the associated compensation expense was recognized as follows: 61% in the first year, 28% in the second year, and 11% in the third year. Beginning in fiscal 2006, as allowed by SFAS No. 123 (R), we elected to recognize compensation costs for all new awards using the straight–line method, amortizing the expense ratably over the service period for the award, or one–third per year for an award vesting ratably over approximately a three year period.

     In order for options and restricted stock awards to be valued, a grant date must be determined. Those options and restricted stock awards for which a grant date has not been determined are considered “non–valued.” Certain of our performance-based options and performance-based restricted stock awards vest annually over approximately a three year period. For these awards, the annual performance target for each vesting year is determined during the first quarter of that vesting year. The date that the associated annual performance target is set is considered the grant date under SFAS No. 123(R) and is the date we measure the fair value of those previously issued but non–valued awards.

     We estimated the fair value of equity awards granted during the fiscal year ended December 30, 2006 on the date of grant using the Black–Scholes option-pricing formula. The following weighted average assumptions were used to value the 2006 grants: expected life ranging from 5.1 years to 6.1 years; expected stock volatility of 38%; risk–free interest rate range of 4.58% to 5.06%; and expected dividend yield of 0% during the expected term. We estimated the fair value of option awards granted prior to January 1, 2006 using the Black–Scholes option-pricing formula, with the exception of performance-based options that vested based on achievement of targets for the Company’s stock price. These options were valued using a Monte Carlo simulation valuation model. See Note 1 for the Black–Scholes weighted-average assumptions for grants made during the prior two fiscal years.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stock–Based Compensation Plans (Continued)

     The following table summarizes our stock option activity for the year ended December 30, 2006:

			Weighted
			Average
	Number	Weighted	Remaining	Aggregate
	of	Average	Contractual	Intrinsic
	Options	Exercise	Term	Value
	(In 000’s)	Price	(Years)	(In 000’s)
Outstanding valued options at December 31, 2005	5,374	$9.08
Granted	412	$10.93
Exercised	(454)	$10.06
Expired	(116)	$13.93
Forfeited	(149)	$9.83
Outstanding valued options at December 30, 2006	5,067	$9.01	6.6	$27,485
Outstanding valued vested options and options expected to vest in the future at December 30, 2006	5,000	$9.01	6.4	$27,134
Outstanding non–valued options expected to vest	277	$10.96	8.9	946
Outstanding expected to vest (valued and non–valued)	5,277	$9.11	6.5	$28,080

Exercisable at December 30, 2006	3,204	$9.60	5.7	$15,593

     The following table summarizes our restricted shares and restricted stock units (“RSU”) activity for the year ended December 30, 2006:

			Weighted
			Average
	Shares	Weighted	Remaining
	and	Average	Contractual
	RSU’s	Grant Date	Life
	(In 000’s)	Fair Value	(In Years)
Outstanding valued at December 31, 2005	365	$10.74
Granted(1)	499	$10.59
Vested	(350)	$10.74
Forfeited	(20)	$10.55
Outstanding valued at December 30, 2006(1)	494	$10.60	0.2
Outstanding valued and expected to vest in the future(1)	484	$10.78	0.2
Outstanding non–valued and expected to vest(2)	534	N/A	1.3
Outstanding expected to vest (valued and non–valued)	1,018	N/A	0.8
____________________

(1)	Includes 6 thousand valued RSUs granted to international associates.

(2)	Includes 12 thousand non-valued RSUs awarded to international associates.

     Total intrinsic value of options exercised during the year ended December 30, 2006 amounted to $1.3 million and during the year ended December 31, 2005 amounted to $2.2 million. There were no options exercised during fiscal 2004. As of December 30, 2006, there was approximately $2.6 million of total unrecognized compensation costs related to our valued stock options and restricted shares that are expected to vest, which will be recognized over a weighted-average period of approximately 0.6 years.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stock–Based Compensation Plans (Continued)

     The following table summarizes our stock option activity, and includes all options awarded (i.e. both valued and non-valued option awards) for the years ended December 31, 2005 and December 25, 2004.

	2005		2004
		Weighted		Weighted
		Average		Average
	Options	Exercise	Options	Exercise
	(In 000’s )	Price	(In 000’s )	Price
Outstanding at beginning of year	7,642	$9.44	7,426	$10.91
Granted	1,329	10.34	2,820	6.99
Exercised	(1,307)	9.30	—	—
Expired	(117)	7.96	(84)	13.00
Forfeited	(1,698)	11.10	(2,520)	10.88
Outstanding at end of year	5,849	7.43	7,642	9.44

Options exercisable at year–end	2,863	10.19	4,156	11.15
Weighted–average fair value
of options granted during the year		$5.24		$2.62

11. Earnings Per Share

     The following table explains how our basic and diluted Earnings Per Share (“EPS”) were calculated for the last three fiscal years (in thousands, except per share data):

	Year Ended
	December 30,	December 31,	December 25,
	2006	2005	2004
Numerator:
Net income	$30,204	$12,528	$55,507
Denominator:
Weighted average common shares outstanding — Basic	62,416	61,837	61,216
Effect of Dilutive Securities:
Dilutive effect of restricted stock	194	113	—
Dilutive effect of performance based stock options	227	58	—
Dilutive effect of time based stock options	700	544	9
Weighted average common shares outstanding — Diluted	63,537	62,552	61,225
Earnings Per Share:
Basic and diluted	$0.48	$0.20	$0.91

     The basic weighted average shares outstanding do not include non–vested shares of restricted stock. The shares of restricted stock are included in our issued and outstanding shares but are considered “contingent shares” for purposes of GAAP and are therefore excluded from basic weighted average shares outstanding.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Earnings Per Share (Continued)

     Basic EPS excludes all potentially dilutive securities. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS includes all dilutive securities. Potentially dilutive securities include stock options and restricted stock granted to our employees and members of our Board of Directors. At December 30, 2006, December 31, 2005, and December 25, 2004, the Company had common stock equivalents totaling 1.6 million shares, 1.9 million shares and 7.6 million shares, respectively, which were not included in the diluted EPS calculation, since their impact would have been anti–dilutive. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period plus the number of additional common shares that would have been outstanding if the dilutive securities were issued. In the event the potentially dilutive securities are anti–dilutive on net income (i.e., have the effect of increasing EPS), the impact of the potentially dilutive securities is not included in the computation.

12. Commitments and Contingencies

     Our leases are primarily for facilities, manufacturing equipment, automobiles and information technology equipment. We lease certain facilities, which have original lease terms ranging from one to fifteen years. The majority of our facility leases provide for a renewal option at our discretion, some of which may require increased rent expense. Some of our facility leases also contain pre–determined rent increases over the lease term, although such increases are not material to our operating results. In addition, certain of our facility leases require payment of operating expenses, such as common area charges and real estate taxes. The majority of our leased equipment contains fair value purchase options at the end of the lease term. Future minimum payments under non–cancelable operating leases, with initial terms exceeding one year, for fiscal years ending after December 30, 2006 are as follows: $6.3 million in 2007, $4.3 million in 2008, $3.8 million in 2009, $3.4 million in 2010, $1.7 million in 2011 and $1.6 million in later years. Sublease rental income commitments are $0.4 million in the next fiscal year.

     Rent expense for operating and month–to–month leases amounted to $8.8 million for fiscal 2006 and 2005 and $9.9 million for fiscal 2004. Sublease rental income was $0.4 million for fiscal 2006, 2005 and 2004. Our two largest rental agreements include a provision for scheduled rent increases. For leases entered into prior to 2005, we have not recorded expense on a straight–line basis over the rental term as described in SFAS No. 13, “Accounting for Leases” and FASB Technical Bulletin 85–3, “Accounting for Operating Leases with Scheduled Rent Increases”. However, we have compared rent expense as recorded to the amount of rent expense using the straight–line method and determined that the difference was immaterial.

     In the ordinary course of our business, we may become involved in legal proceedings concerning contractual and employment relationships, product liability claims, intellectual property rights and a variety of other matters. We do not believe that any pending legal proceedings will have a material impact on our financial position or results of operations.

13. Pension and Other Postretirement Benefits

     Defined Benefit Pension Plans— Substantially all of our U.S. hourly and most of our Canadian employees participate in company–sponsored pension plans. At December 30, 2006, approximately 1,000 participants were covered by these plans and approximately 500 of them were receiving benefits. We use a December 31 measurement date for our plans.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Pension and Other Postretirement Benefits (Continued)

     Changes in pension benefits, which are retroactive to previous service of employees, and gains and losses on pension assets, that occur because actual experience differs from assumptions, are amortized over the estimated average future service period of employees. Actuarial assumptions for the plans include the following and are based on a calendar year–end measurement date:

	Pension Plan		Other Benefits
	Year Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
Assumptions Used to Determine Benefit Obligations:
U.S. Plans:
Discount rate	6.00%	5.75%	6.00%	5.75%
Rate of compensation increase	3.50%	3.50%	N/A	N/A
Canadian Plans:
Discount rate	5.25%	5.25%	N/A	N/A
Rate of compensation increase	3.50%	3.50%	N/A	N/A
Assumptions Used to Determine Net Periodic Benefit Cost:
U.S. Plans:
Discount rate	5.75%	6.00%	5.75%	6.00%
Expected return on plan assets	8.50%	8.50%	N/A	N/A
Rate of compensation increase	3.50%	3.50%	N/A	N/A
Canadian Plans:
Discount rate	5.25%	6.00%	N/A	N/A
Expected return on plan assets	8.00%	8.00%	N/A	N/A
Rate of compensation increase	3.50%	3.50%	N/A	N/A

     In selecting an assumed discount rate, we consider currently available rates of return on high quality fixed income investments expected to be available during the period to maturity of pension benefits. The selection is made by referencing published bond indices, such as the Moody’s Aa and the Citigroup Pension Liability Index, and adjusting those rates for differences in the term of the bonds and the payment stream of our obligations.

     Net pension expense for fiscal 2006, 2005 and 2004 is included in operating income in the Consolidated Statements of Income and includes the following components (in thousands):

	Year Ended
	December 30,	December 31,	December 25,
Net Pension Expense:	2006	2005	2004
Service cost	$1,086	$1,523	$1,427
Interest cost	3,444	3,377	3,177
Expected return on plan assets	(4,616)	(4,487)	(4,304)
Loss due to special termination benefits	—	1,438	—
Amortization of prior service cost	12	12	18
Recognized actuarial loss	451	321	131
Loss due to curtailments	—	108	419
Amortization of transition obligation	23	23	37
Net pension expense	$400	$2,315	$905

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Pension and Other Postretirement Benefits (Continued)

     Reconciliation of the change in benefit obligations, change in plan assets, and the funded status of the plans for fiscal 2006 and 2005 are as follows (in thousands):

	December 30,	December 31,
	2006	2005
Change in Benefit Obligation
Benefit obligation at beginning of year	$62,785	$54,682
Service cost	1,086	1,523
Interest cost	3,444	3,377
Actuarial (gain) loss	(1,386)	3,848
Benefits paid	(3,233)	(3,205)
Loss due to special termination benefits	—	1,438
Curtailments	—	721
Foreign currency exchange rate changes	(19)	401
Benefit obligation at end of year	$62,677	$62,785
Change in Plan Assets
Fair value of plan assets at beginning of year	$55,875	$53,857
Actual return on plan assets	5,140	3,590
Benefits and expenses paid	(3,233)	(3,228)
Employer contributions	1,094	1,367
Foreign currency exchange rate changes	(15)	289
Fair value of plan assets at end of year	$58,861	$55,875
Amounts Recognized on the Balance Sheet consist of:
Before adoption of SFAS No. 158:
Prepaid benefit cost	$4,277	$—
Accrued benefit liability	(588)	(2,457)
Intangible asset	343	379
Accumulated other comprehensive income	2,091	7,510
Net amount recognized before adoption of SFAS No. 158	$6,123	$5,432
After adoption of SFAS No. 158:
Noncurrent liabilities	$(3,816)
Net amount recognized after adoption of SFAS No. 158	$(3,816)
Amounts Recognized in Accumulated Other Comprehensive Income,
Before Tax, consist of:
Net actuarial loss	$9,596
Net transition obligation	214
Net prior service cost	129
Net amount recognized	$9,939

     The adoption of the recognition portion of SFAS No. 158 resulted in a charge of $7.8 million, before tax, to accumulated other comprehensive income in fiscal 2006.

Amounts expected to be recognized in net periodic pension expense in fiscal 2007 (in thousands):
Actuarial loss recognition	$294
Amortization of prior service cost	12
Actuarial obligation	24
Total amount expected to be recognized in fiscal 2007	$330

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Pension and Other Postretirement Benefits (Continued)

     Included in the totals above are our Canadian plans, which have accumulated benefit obligations in excess of plan assets as follows (in thousands):

	December 30,	December 31,
	2006	2005
Projected benefit obligation	$9,065	$8,395
Accumulated benefit obligation	8,508	7,665
Fair value of plan assets	7,920	6,571

     Included in the totals above is our U.S. plan, which has accumulated benefit obligations in excess of plan assets, for fiscal 2005 only, as follows (in thousands):

	December 30,	December 31,
	2006	2005
Projected benefit obligation	$53,612	$54,390
Accumulated benefit obligation	50,686	50,667
Fair value of plan assets	50,940	49,304

     The accumulated benefit obligation for all defined benefit pension plans at December 30, 2006 and December 31, 2005 was $59.2 million and $58.3 million, respectively.

     The pension plans assets are invested primarily in fixed income and equity mutual funds, marketable equity securities, insurance contracts, and cash and cash equivalents. The plans do not invest in any Playtex Products, Inc. securities. The weighted average asset allocations at December 30, 2006 and December 31, 2005, by asset category, were as follows:

		Plan Asset Allocation at:
		December
	Target	30,	December 31,
	Allocation	2006	2005
Asset Category (U.S. Plan)
Equity	40%	41%	41%
Debt securities	60%	59%	59%
Total	100%	100%	100%

     The Canada pension plan, which constitutes 14% of consolidated fair value of plan assets, at December 30, 2006, has a slightly different target allocation, which was essentially 50% equity and 50% debt securities.

     The main objectives of the plans are to: maintain the purchasing power of the current assets and all future contributions, to have the ability to pay all benefits and expense obligations when due, to achieve a “funding cushion,” to maximize return within prudent levels of risk, and to control the cost of administering the plan and managing investments. The investment horizon is greater than five years and the plan’s strategic asset allocation is based on a long–term perspective.

     In determining the expected return on plan assets, the market related value of plan assets for the pension plan is equal to fair value.

     In selecting the expected long–term rate of return on assets assumption, we considered the average rate of income on the funds invested or to be invested to provide for the benefits of these plans. This included considering the trust’s asset allocation and the expected returns likely to be earned over the life of the plans.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Pension and Other Postretirement Benefits (Continued)

     Postretirement Benefits Other than Pensions— We provide postretirement health care and life insurance benefits to certain U.S. retirees. These plans require employees to share in the costs. Practically all of our U.S. personnel hired prior to January 1, 2004 would become eligible for these postretirement health care and life insurance benefits if they were to retire from the Company. Employees hired on or after January 1, 2004 may participate in the plan; however, they must pay the full cost of the coverage.

     The components of the net periodic postretirement benefit expense, which is included in operating income in the Consolidated Statements of Income for fiscal 2006, 2005, and 2004, are as follows (in thousands):

	Year Ended
	December 30,	December 31,	December 25,
	2006	2005	2004
Net Periodic Postretirement Benefit Expense
Service cost — benefits earned during the period	$586	$661	$676
Interest cost on accumulated benefit obligation	963	942	1,143
Amortization of prior service benefit	(2,334)	(2,334)	(2,334)
Recognized actuarial loss	882	886	1,282
Net periodic postretirement benefit expense	$97	$155	$767

     Reconciliation of the change in benefit obligations, change in plan assets, and the funded status of the plans for fiscal 2006 and 2005 are as follows (in thousands):

	December 30,	December 31,
	2006	2005
Change in Benefit Obligation
Benefit obligation at beginning of year	$16,422	$20,282
Service cost	586	661
Interest cost	962	942
Retiree contributions	673	563
Actuarial loss (gain)	973	(4,166)
Benefits paid	(2,023)	(1,860)
Benefit obligation at end of year	$17,593	$16,422

Change in Plan Assets
Fair value of plan assets at beginning of year	$—	$—
Employer contributions	1,350	1,297
Employee contributions	673	563
Benefits paid	(2,023)	(1,860)
Fair value of plan assets at end of year	$—	$—

Amounts Recognized on the Balance Sheet consist of:
Before adoption of SFAS No. 158:
Funded status at year-end	$(17,593)	$(16,422)
Net actuarial loss	10,229	10,138
Net prior service cost	(6,404)	(8,738)
Net amount recognized as a noncurrent liability before adoption of SFAS No. 158	$(13,768)	$(15,022)

After adoption of SFAS No. 158:
Current liabilities	$(1,065)
Noncurrent liabilites	(16,528)
Net amount recognized after adoption of SFAS No. 158	$(17,593)

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Pension and Other Postretirement Benefits (Continued)

     Amounts Recognized in Accumulated Other Comprehensive Income, Before Tax, consist of (in thousands):

December 30,
2006
Net actuarial loss	$10,229
Net prior service cost	(6,404)
Net amount recognized	$3,825

Amounts Expected to be Recognized in Net Periodic Postretirement Expense in Fiscal 2007 (in thousands):
Actuarial loss recognition	$847
Amortization of prior service credit	(2,334)
Total amount expected to be recognized in fiscal 2007	$(1,487)

     The adoption of the recognition portion of SFAS No. 158 resulted in a charge of $3.8 million, before tax, to accumulated other comprehensive income in fiscal 2006 for postretirement benefits other than pensions.

     On a combined basis for the pension and other postretirement benefits, the adoption of SFAS No. 158 resulted in a charge of $11.6 million, before tax, to accumulated other comprehensive income at December 30, 2006.

     The components of the $4.2 million actuarial gain for 2005 was the result of certain plan changes ($2.4 million), the impact of the Medicare Part D subsidy ($1.5 million) and the demographic and cost trend assumptions ($0.3 million).

     The assumed health care cost trend rate and discount rate were 8.50% and 6.00% in 2006, respectively, compared to 9.00% and 5.75% in 2005, respectively. The assumed health care cost trend rate is anticipated to trend down until the final trend rate of 5.00% is reached in 2014. A one percentage point increase or decrease in the assumed health care cost trend rate would change the sum of the service and interest cost components of the fiscal 2006 net periodic postretirement benefit expense by less than 1%. A one percentage point increase or decrease in the assumed health care cost trend rate would change the postretirement funded status as of December 30, 2006 by less than 1%.

Cash Flows

     We are required to contribute approximately $0.9 million to our pension plans during the next fiscal year beginning on December 31, 2006 and ending on December 29, 2007. In addition, we estimate that we will be required to pay approximately $1.3 million to fund the current year cost of our postretirement benefit plans for our retirees.

     The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

	Pension	Other
	Benefits	Benefits
2007	$3,053	$1,096
2008	7,033	1,129
2009	3,143	1,126
2010	3,236	1,156
2011	3,350	1,139
Years 2012 through 2016	19,735	5,974

     Defined Contribution Benefit Plans— We also provide four defined contribution plans covering various employee groups, two of which have non–contributory features. The amounts charged to income for the defined contribution plans totaled $6.8 million, $6.6 million and $7.5 million for our last three fiscal years ended 2006, 2005, and 2004, respectively.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Business Segments and Geographic Area Information

     We are organized into three core business segments, Feminine Care, Skin Care and Infant Care, and one non–core business segment, which included all other brands not classified in one of the three core categories. In late 2005, we sold certain assets of the non–core business segment as well as certain assets in the Skin Care segment. In late 2004, we sold certain assets related to the Woolite brand, which was part of the non-core business segment. For comparative purposes, we have included all of these divested assets into a “Divested” business segment to provide a more meaningful comparison of operating results, as impacted by the brand asset sale.

     OurFeminine Caresegment includes a wide range of plastic and cardboard applicator tampons, as well as complementary products, marketed under such brand names as:

• Plastic applicator tampons:	• Cardboard applicator tampons:
– Playtex Gentle Glide, and	– Playtex Beyond.
– Playtex Sport.	• Personal Cleansing Cloths.

     OurSkin Caresegment includes the following brands:

• Banana BoatSun Care products,	• PlaytexGloves.
• Wet Onespre–moistened towelettes, and

     Our Skin Care segment previously included Baby Magic baby toiletries and Mr. Bubble children’s bubble bath, which were divested in late 2005. As a result, we have reclassified the results of these brands to the Divested segment for all periods presented.

     OurInfant Caresegment includes the following brands:

• Playtexdisposable feeding products,	• Diaper Geniediaper disposal systems,
• Playtexreusable hard bottles,	• Playtexbreastfeeding products, and
• Playtexcups and mealtime products,	• Playtex Hip Hammockchild carrier.
• Playtexpacifiers,

     OurDivestedsegment includes the non–core brands that were divested in 2005 and 2004.

     Our business segments’ results for the last three fiscal periods are as follows. Corporate includes general and administrative charges not allocated to the business segments as well as all restructuring charges, equity compensation charges and amortization of intangibles (in thousands):

	YearEnded
	December 30, 2006		December 31, 2005		December 25, 2004
	Net	Operating	Net	Operating	Net	Operating
	Sales	Income	Sales	Income	Sales	Income
Feminine Care	$229,422	$69,469	$229,729	$73,156	$227,057	$69,090
Skin Care	230,796	55,508	195,729	43,121	183,308	33,402
Infant Care	175,930	43,284	169,793	44,685	165,964	44,837
Subtotal	636,148	168,261	595,251	160,962	576,329	147,329
Divested	—	—	48,555	8,361	90,567	11,457
Subtotal	$636,148	168,261	$643,806	169,323	$666,896	158,786
Corporate		(58,208)		(69,968)		(27,643)
Total		$110,053		$99,355		$131,143

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Business Segments and Geographic Area Information (Continued)

     The amount of depreciation allocated to each business segment is as follows (in thousands):

	Year Ended
	December 30,	December 31,	December 25,
	2006	2005	2004
Feminine Care	$4,551	$4,661	$4,430
Skin Care	2,045	2,234	1,920
Infant Care	3,758	3,622	3,397
Subtotal	10,354	10,517	9,747
Divested	—	467	659
Depreciation included in segment operating income	10,354	10,984	10,406
Depreciation not allocated to segments	4,452	4,800	4,362
Consolidated depreciation	$14,806	$15,784	$14,768

Geographic Area Information

     Net sales and operating income represents sales to unaffiliated customers only. Intergeographic sales are minimal and are not disclosed separately. Net sales and operating income within the U.S. include all 50 states and its territories. Corporate charges that are not allocated to segments (see preceding table) are included in operating income for the U.S. International net sales and operating income represents business activity outside of the U.S. and its territories and export sales to foreign distributors (in thousands):

	YearEnded
	December 30, 2006		December 31, 2005		December 25, 2004
	Net	Operating	Net	Operating	Net	Operating
	Sales	Income	Sales	Income	Sales	Income
United States	$559,482	$92,697	$573,701	$84,944	$599,356	$116,872
International	76,666	17,356	70,105	14,411	67,540	14,271
Total	$636,148	$110,053	$643,806	$99,355	$666,896	$131,143

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Business Segments and Geographic Area Information (Continued)

     Identifiable assets by geographic area represent those assets that are used in our operations in each area. U.S. includes all 50 states and its territories, and International represents assets outside of the U.S. and its territories (in thousands):

	December 30,	December 31,
Identifiable Assets	2006	2005
United States(1)	$906,078	$980,024
International(2)	21,552	22,173
Total	$927,630	$1,002,197
____________________

(1)	All goodwill and trademarks reside in the United States. Includes other long–lived assets, net of $123.7 million in 2006 and $125.2 million in 2005.

(2)	The majority of our international identifiable assets are related to our Canadian subsidiary, which includes long–lived assets, net of $0.1 million in 2006 and 2005.

     At December 30, 2006 and December 31, 2005, goodwill by business segment was $246.6 million for Feminine Care, $118.8 million for Skin Care and $120.2 million for Infant Care.

15. Business and Credit Concentrations

     Most of our customers are dispersed throughout the United States and Canada. Wal–Mart Stores, Inc., our largest customer, accounted for approximately 29% of our consolidated net sales in 2006, approximately 28% in 2005 and in 2004. Target Corporation, our second largest customer, accounted for approximately 12% of our consolidated net sales in 2006, approximately 13% in 2005 and approximately 11% in 2004. No other customer accounted for more than 10% of our consolidated net sales in fiscal 2006. Outstanding trade accounts receivable related to transactions with our largest customer were $19.3 million at December 30, 2006 and $19.4 million at December 31, 2005. Outstanding trade accounts receivable related to transactions with our customers ranked second through tenth in net sales, ranged from $11.2 million to $1.8 million at December 30, 2006 and ranged from $12.7 million to $1.4 million at December 31, 2005. Sales to these customers were made from all of our business segments.

16. Disclosure about the Fair Value of Financial Instruments

     Cash, Receivables, and Accounts Payable— The carrying amounts approximate fair value because of the short–term nature of these instruments.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Disclosure about the Fair Value of Financial Instruments (Continued)

     Long–term Debt and Other Financial Instruments— The fair value of the following financial instruments was estimated at December 30, 2006 and December 31, 2005 as follows (in thousands):

	December 30, 2006		December 31, 2005
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
8% Senior Secured Notes due 2011(1)	$290,205	$302,901	$339,170	$362,064
9 3/8 % Senior Subordinated Notes due 2011(1)	288,721	300,992	340,000	357,000
Revolver(2)	—	—	6,020	6,020

17. Quarterly Data (Unaudited)

     The following is a summary of our quarterly results of operations and market price data for our common stock for fiscal 2006 and 2005 (in thousands, except per share data):

	First	Second	Third	Fourth
Fiscal 2006	Quarter	Quarter	Quarter	Quarter
Net sales	$176,025	$180,289	$142,401	$137,433
Gross profit	97,201	97,412	76,479	72,733
Operating income	34,636	31,889	21,447	22,081
Net income	9,419	10,290	4,011	6,484
Earnings per share, basic and diluted(3)	$0.15	$0.16	$0.06	$0.10

	First	Second	Third	Fourth
Fiscal 2005	Quarter	Quarter	Quarter	Quarter
Net sales	$186,685	$177,014	$146,649	$133,458
Gross profit	99,672	92,526	78,550	72,070
Operating income	40,570	30,407	21,078	7,300
Net income (loss)	14,969	6,162	3,371	(11,974)
Earnings per share, basic and diluted(3)	$0.24	$0.10	$0.05	$(0.19)
____________________

(1)	The estimated fair value was based on quotes provided by independent securities dealers.

(2)	Our Revolver is a variable rate instrument and the carrying amount approximated its fair value because the rate of interest on borrowing under the Revolver is a function of short–term borrowing rates.

(3)	Earnings per share data are computed independently for each of the periods presented. As a result, the sum of the earnings per share amounts for the quarters may not equal the total for the year.

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Condensed Consolidating Financial Information

     The payment obligations of our Notes, which were issued by the parent company, Playtex Products, Inc., are guaranteed by our wholly–owned domestic subsidiaries (the “Guarantors”). The Guarantors are joint and several guarantors of the Notes. Such guarantees are irrevocable, full and unconditional. The guarantees are senior subordinated obligations and are subordinated to all senior obligations including guarantees of our obligations under the Revolver. Our wholly–owned foreign subsidiaries (the “Non–Guarantors”) do not guarantee the payment of our Notes. For a listing of our wholly–owned subsidiaries that are Guarantors and Non–Guarantors, see Exhibit 21(a) filed with this Annual Report on Form 10-K.

     The following information presents our condensed consolidating financial position as of December 30, 2006 and December 31, 2005 and our condensed consolidating statements of income and cash flows for each of the last three fiscal years 2006, 2005 and 2004. The presentation is made as follows:

• the Company on a consolidated basis,	• the combined Guarantors, and
• the parent company only,	• the combined Non-Guarantors.

Condensed Consolidating Balance Sheet
as of December 30, 2006
(In thousands)

			Parent		Non–
Assets	Consolidated	Eliminations	Company	Guarantors	Guarantors
Current assets	$199,730	$73	$118,361	$62,813	$18,483
Investment in subsidiaries	—	(494,145)	487,981	6,164	—
Intercompany receivable	—	(191,283)	—	186,783	4,500
Net property, plant and equipment	111,383	—	3	111,320	60
Intangible assets	607,829	—	416,942	190,887	—
Other noncurrent assets	8,688	(1,202)	8,189	305	1,396
Total assets	$927,630	$(686,557)	$1,031,476	$558,272	$24,439
Liabilities and Stockholders’ Equity
Current liabilities	$114,025	$(2,414)	$96,978	$5,912	$13,549
Intercompany payable	—	(190,071)	161,191	26,579	2,301
Long–term debt	578,926	—	578,926	—	—
Other noncurrent liabilities	92,413	73	52,115	40,293	(68)
Total liabilities	785,364	(192,412)	889,210	72,784	15,782
Stockholders’ equity	142,266	(494,145)	142,266	485,488	8,657
Total liabilities and stockholders’ equity	$927,630	$(686,557)	$1,031,476	$558,272	$24,439

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Condensed Consolidating Financial Information (Continued)
Condensed Consolidating Balance Sheet
as of December 31, 2005
(In thousands)

			Parent		Non–
Assets	Consolidated	Eliminations	Company	Guarantors	Guarantors
Current assets	$268,261	$589	$181,370	$66,437	$19,865
Investment in subsidiaries	—	(475,783)	471,640	4,143	—
Intercompany receivable	—	(174,749)	—	174,683	66
Net property, plant and equipment	110,314	—	2	110,199	113
Intangible assets	610,363	—	418,131	192,232	—
Other noncurrent assets	13,259	—	12,013	952	294
Total assets	$1,002,197	(649,943)	$1,083,156	$548,646	$20,338
Liabilities and Stockholders’ Equity
Current liabilities	$119,603	$(668)	$102,983	$10,060	$7,228
Intercompany payable	—	(174,749)	137,054	37,241	454
Long–term debt	685,190	—	679,170	—	6,020
Other noncurrent liabilities	83,287	1,257	49,832	33,237	(1,039)
Total liabilities	888,080	(174,160)	969,039	80,538	12,663
Stockholders’ equity	114,117	(475,783)	114,117	468,108	7,675
Total liabilities and stockholders’ equity	$1,002,197	$(649,943)	$1,083,156	$548,646	$20,338

Condensed Consolidating Statement of Income
For the Year Ended December 30, 2006
(In thousands)
			Parent		Non–
	Consolidated	Eliminations	Company	Guarantors	Guarantors
Net revenues	$636,148	$(384,305)	$607,065	$354,994	$58,394
Cost of sales	292,323	(309,564)	301,174	266,654	34,059
Gross profit	343,825	(74,741)	305,891	88,340	24,335
Operating expenses:
Selling, general and administrative	233,898	(74,741)	224,995	65,018	18,626
Restructuring, net	(357)	—	(488)	—	131
Amortization of intangibles	2,575	—	2,139	436	—
Total operating expenses	236,116	(74,741)	226,646	65,454	18,757
Gain on sale of certain assets	2,344	—	—	1,695	649
Operating income	110,053	—	79,245	24,581	6,227
Interest expense, net	54,796	—	54,700	—	96
Expenses related to retirement of debt, net	7,431	—	7,431	—	—
Other expenses	69	—	—	—	69
Equity in net income of subsidiaries	—	21,702	(17,910)	(3,792)	—
Income before income taxes	47,757	(21,702)	35,024	28,373	6,062
Provision for income taxes	17,553	—	4,820	10,885	1,848
Net income	$30,204	$(21,702)	$30,204	$17,488	$4,214

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Condensed Consolidating Financial Information (Continued)
Condensed Consolidating Statement of Income
For the Year Ended December 31, 2005
(In thousands)

			Parent		Non–
	Consolidated	Eliminations	Company	Guarantors	Guarantors
Net revenues	$643,806	$(374,673)	$597,153	$367,941	$53,385
Cost of sales	300,988	(313,179)	302,103	280,418	31,646
Gross profit	342,818	(61,494)	295,050	87,523	21,739
Operating expenses:
Selling, general and administrative	233,996	(61,494)	209,861	69,207	16,422
Restructuring, net	4,224	—	3,092	374	758
Amortization of intangibles	2,822	—	1,594	1,228	—
Total operating expenses	241,042	(61,494)	214,547	70,809	17,180
(Loss) gain on sale of certain assets	(2,421)	—	(8,592)	6,171	—
Operating income	99,355	—	71,911	22,885	4,559
Interest expense, net	64,396	—	68,394	(3,868)	(130)
Expenses related to retirement of debt, net	11,866	—	11,866	—	—
Other expenses	21	—	—		21
Equity in net income of subsidiaries	—	34,945	(32,559)	(2,386)	—
Income before income taxes	23,072	(34,945)	24,210	29,139	4,668
Provision (benefit) for income taxes	10,544	—	11,682	(2,607)	1,469
Net income	$12,528	$(34,945)	$12,528	$31,746	$3,199

Condensed Consolidating Statement of Income
For the Year Ended December 25, 2004
(In thousands)

			Parent		Non–
	Consolidated	Eliminations	Company	Guarantors	Guarantors
Net revenues	$666,896	$(420,182)	$624,360	$411,253	$51,465
Cost of sales	323,157	(314,159)	307,288	299,347	30,681
Gross profit	343,739	(106,023)	317,072	111,906	20,784
Operating expenses:
Selling, general and administrative	241,428	(106,023)	249,260	83,534	14,657
Restructuring, net	9,969	—	2,621	5,389	1,959
Loss on impairment of assets	16,449	—	12,683	3,766	—
Amortization of intangibles	1,293	—	460	833	—
Total operating expenses	269,139	(106,023)	265,024	93,522	16,616
Gain on sale of assets	56,543	—	56,543	—	—
Operating income	131,143	—	108,591	18,384	4,168
Interest expense, net	69,561	—	69,833	—	(272)
Expenses related to retirement of debt, net	6,432	—	6,432	—	—
Other expenses	353	—	298	—	55
Equity in net income of subsidiaries	—	15,603	(13,333)	(2,270)	—
Income before income taxes	54,797	(15,603)	45,361	20,654	4,385
Provision (benefit) for income taxes	(710)	—	(10,146)	8,331	1,105
Net income	$55,507	$(15,603)	$55,507	$12,323	$3,280

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Condensed Consolidating Financial Information (Continued)
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 30, 2006
(In thousands)

			Parent		Non–
	Consolidated	Eliminations	Company	Guarantors	Guarantors
Cash flows from operations:
Net income (loss)	$30,204	$(21,702)	$30,204	$17,488	$4,214
Adjustments to reconcile net income to net
cash provided by operations:
Depreciation	14,806	—	1	14,742	63
Amortization of intangibles	2,575	—	2,139	436	—
Amortization of deferred financing costs	2,422	—	2,324	—	98
Equity compensation	8,406	—	8,406	—	—
Deferred taxes	4,338	—	(1,008)	5,036	310
Premium on debt repurchases	6,050	—	6,050	—	—
Write–off of deferred fees related to
retirement of debt	1,381	—	1,381	—	—
Gain on sale of certain assets	(2,344)	—	—	(1,570)	(774)
Other, net	(71)	21,702	(22,520)	1,872	(1,125)
Increase in net working capital	4,258	—	315	(524)	4,467
Increase in amounts due to Parent	—	—	28,154	(22,762)	(5,392)
Net cash provided by operations	72,025	—	55,446	14,718	1,861
Cash flows from investing activities:
Capital expenditures	(16,550)	—	(3)	(16,538)	(9)
Net proceeds from sale of assets	2,635	—	—	1,861	774
Payments for intangible assets	(4,587)	—	(4,546)	(41)	—
Net cash used for investing activities	(18,502)	—	(4,549)	(14,718)	765
Cash flows from financing activities:
Long–term debt repurchases	(100,244)	—	(100,244)	—	—
Repayments under revolving credit
facilities	(9,410)	—	(3,100)	—	(6,310)
Borrowings under revolving credit
facilities	3,100	—	3,100	—
Premium on debt repurchases	(6,050)	—	(6,050)	—	—
Proceeds from issuance of stock	4,579	—	4,579	—	—
Purchases of Company stock for treasury	(11,551)	—	(11,551)	—	—
Net cash used for financing activities	(119,576)	—	(113,266)	—	(6,310)
Effect of exchange rate changes on cash	46	—	—	—	46
Decrease in cash and cash equivalents	(66,007)	—	(62,369)	—	(3,638)
Cash and cash equivalents at
beginning of period	94,447	—	88,362	1	6,084
Cash and cash equivalents at end of period	$28,440	$—	$25,993	$1	$2,446

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Condensed Consolidating Financial Information (Continued)
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2005
(In thousands)

			Parent		Non–
	Consolidated	Eliminations	Company	Guarantors	Guarantors
Cash flows from operations:
Net income	$12,528	$(34,945)	$12,528	$31,746	$3,199
Adjustments to reconcile net income to net cash
provided by operations:
Depreciation	15,784	—	13	15,243	528
Amortization of intangibles	2,822	—	1,594	1,228	—
Amortization of deferred financing costs	2,676	—	2,676	—	—
Amortization of unearned equity compensation	8,029	—	6,606	1,423	—
Deferred taxes	3,774	—	12,809	(9,936)	901
Premium on bond repurchases	9,759	—	9,759	—	—
Write–off of deferred fees related to retirement
of debt	2,107	—	2,107	—	—
Loss (gain) on sale of assets	2,421	—	8,592	(6,171)	—
Other, net	2,124	34,945	(21,971)	(10,948)	98
Increase in net working capital	715	—	(9,356)	9,432	639
Increase in amounts due to Parent	—	—	54,856	(55,332)	476
Net cash provided by operations	62,739	—	80,213	(23,315)	5,841
Cash flows from investing activities:
Capital expenditures	(10,372)	—	—	(10,160)	(212)
Net proceeds from sale of assets	55,732	—	14,222	41,510	—
Payments for intangible assets	(38,807)	—	(6,328)	(32,479)	—
Net cash provided by investing activities	6,553	—	7,894	(1,129)	(212)
Cash flows from financing activities:
Borrowings under revolving credit facilities	6,020	—	—	—	6,020
Long–term debt repayments	(120,830)	—	(120,830)	—	—
Premium on bond repurchases	(9,759)	—	(9,759)	—	—
Payment of financing costs	(292)	—	—	—	(292)
Receipt (payment) of dividends	—	—	—	24,444	(24,444)
Proceeds from issuance of stock	12,159	—	12,159	—	—
Net cash used for financing activities	(112,702)	—	(118,430)	24,444	(18,716)
Effect of exchange rate changes on cash	91	—	—	—	91
Decrease in cash and cash equivalents	(43,319)	—	(30,323)	—	(12,996)
Cash and cash equivalents at beginning of period	137,766	—	118,685	1	19,080
Cash and cash equivalents at end of period	$94,447	$—	$88,362	$1	$6,084

PLAYTEX PRODUCTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Condensed Consolidating Financial Information (Continued)
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 25, 2004
(In thousands)

			Parent		Non–
	Consolidated	Eliminations	Company	Guarantors	Guarantors
Cash flows from operations:
Net income	$55,507	$(15,603)	$55,507	$12,323	$3,280
Adjustments to reconcile net income to
net cash provided by operations:
Depreciation	14,768	—	15	14,545	208
Amortization of intangibles	1,293	—	460	833	—
Amortization of deferred financing
costs	2,574	—	2,574	—	—
Deferred taxes	1,531	—	(278)	2,626	(817)
Discount on bond repurchases	(450)	—	(450)	—	—
Write–off of deferred fees related to
retirement of debt	6,882	—	6,882	—	—
Gain on sale of assets	(56,543)	—	(56,543)	—	—
Loss on impairment of assets	16,449	—	12,683	3,766	—
Other, net	1,855	15,595	(16,071)	1,160	1,171
Increase in net working capital	28,863	—	22,540	5,035	1,288
Increase in amounts due to Parent	—	—	27,264	(26,636)	(628)
Net cash provided by operations	72,729	(8)	54,583	13,652	4,502
Cash flows from investing activities:
Capital expenditures	(13,871)	—	(9)	(13,652)	(210)
Net proceeds from sale of assets	59,924	—	59,924	—	—
Intangible assets acquired	(3,504)	—	(3,504)	—	—
Net cash provided by investing
activities	42,549	—	56,411	(13,652)	(210)
Cash flows from financing activities:
Borrowings under revolving
credit facilities	115,800	—	115,800	—	—
Repayments under revolving credit
facilities	(115,800)	—	(115,800)	—	—
Long–term debt borrowings	467,500	—	467,500	—	—
Long–term debt repayments	(460,750)	—	(460,750)	—	—
Discount on bond repurchases	450	—	450	—	—
Payment of financing costs	(12,850)	—	(12,850)	—	—
Net cash used for financing
activities	(5,650)	—	(5,650)	—	—
Effect of exchange rate changes on cash	685	—	—	—	685
Increase (decrease) in cash and
cash equivalents	110,313	(8)	105,344	—	4,977
Cash and cash equivalents at
beginning of period	27,453	8	13,341	1	14,103
Cash and cash equivalents at
end of period	$137,766	$—	$118,685	$1	$19,080

PLAYTEX PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Net sales	$235,668	$180,289	$416,531	$356,314
Cost of sales	112,266	82,877	196,654	161,701
Gross profit	123,402	97,412	219,877	194,613
Operating expenses:
Selling, general and administrative	83,231	64,872	145,701	126,800
Amortization of intangibles	704	651	1,348	1,288
Total operating expenses	83,935	65,523	147,049	128,088
Operating income	39,467	31,889	72,828	66,525
Interest expense, net	14,720	14,345	27,857	28,835
Expenses related to retirement of debt	—	1,162	—	5,569
Other expenses	11	51	33	68
Income before income taxes	24,736	16,331	44,938	32,053
Provision for income taxes	9,107	6,041	16,471	12,344
Net income	$15,629	$10,290	$28,467	$19,709

Earnings per share:
Basic	$0.25	$0.16	$0.45	$0.31
Diluted	$0.24	$0.16	$0.44	$0.31
Weighted average shares outstanding:
Basic	62,883	62,637	62,665	62,659
Diluted	64,428	63,478	64,264	63,514

See accompanying notes to unaudited consolidated financial statements.

PLAYTEX PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share data)

	June 30,	December 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$11,001	$28,440
Receivables, less allowance for doubtful accounts of $2,856
at June 30, 2007 and $1,365 at December 30, 2006	207,552	88,805
Inventories	96,023	60,952
Deferred income taxes, net	18,555	13,938
Other current assets	6,870	7,595
Total current assets	340,001	199,730

Net property, plant and equipment	125,185	111,383
Goodwill	485,610	485,610
Trademarks, patents and other intangibles, net	151,388	122,219
Deferred financing costs, net	7,534	8,294
Other noncurrent assets	344	394
Total assets	$1,110,062	$927,630

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,737	$30,669
Accrued expenses	125,994	79,242
Income taxes payable	—	3,136
Total current liabilities	168,731	113,047

Long-term debt	664,026	578,926
Deferred income taxes, net	76,511	69,160
Other noncurrent liabilities	23,078	24,231
Total liabilities	932,346	785,364
Stockholders’ equity:
Common stock, $0.01 par value, authorized 100,000,000 shares, issued
64,710,250 shares and outstanding 64,021,915 shares at June 30, 2007 and issued
64,414,272 shares and outstanding 63,380,107 shares at December 30, 2006	647	644
Additional paid-in capital	564,006	560,451
Retained earnings (accumulated deficit)	(371,833)	(400,300)
Accumulated other comprehensive loss	(7,031)	(6,978)
Treasury stock, at cost, 688,335 shares at June 30, 2007
and 1,034,165 shares at December 30, 2006	(8,073)	(11,551)
Total stockholders’ equity	177,716	142,266
Total liabilities and stockholders’ equity	$1,110,062	$927,630

See accompanying notes to unaudited consolidated financial statements.

PLAYTEX PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended
	June 30,	July 1,
	2007	2006
Cash flows from operations:
Net income	$28,467	$19,709
Adjustments to reconcile net income to net cash used for operations:
Depreciation	7,757	7,331
Amortization of intangibles	1,348	1,288
Amortization of deferred financing costs	1,200	1,251
Equity compensation	5,137	4,073
Deferred income taxes	7,548	7,287
Premium on debt repurchases	—	4,561
Write-off of deferred fees related to retirement of debt	—	1,008
Other, net	175	20
Net changes in operating assets and liabilities:
Receivables	(57,117)	(45,434)
Inventories	7,715	10,843
Accounts payable	3,068	(1,542)
Accrued expenses	9,778	14,217
Other	526	464
Net cash provided by operations	15,602	25,076
Cash flows from investing activities:
Capital expenditures	(10,542)	(8,933)
Business acquired net of cash acquired, including transaction related expenses	(107,574)	—
Payments for intangible assets	(1,000)	(2,815)
Net cash used for investing activities	(119,116)	(11,748)
Cash flows from financing activities:
Repayments under revolving credit facilities	(118,000)	(6,310)
Borrowings under revolving credit facilities	203,100	—
Long-term debt repurchases	—	(68,474)
Premium on debt repurchases	—	(4,561)
Payment of financing costs	(425)	—
Purchases of Company stock for treasury	(1,845)	(5,798)
Proceeds from issuance of stock	2,891	888
Net cash provided by (used for) financing activities	85,721	(84,255)
Effect of exchange rate changes on cash	354	55
Decrease in cash and cash equivalents	(17,439)	(70,872)
Cash and cash equivalents at beginning of period	28,440	94,447
Cash and cash equivalents at end of period	$11,001	$23,575
Supplemental disclosures of cash flow information:
Interest paid	$26,105	$29,035
Income taxes paid, net	$12,212	$8,456

See accompanying notes to unaudited consolidated financial statements.

PLAYTEX PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

     The interim Consolidated Financial Statements have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) for interim financial information. In preparing our interim financial statements, we make certain adjustments (consisting of normal recurring adjustments) considered necessary in our opinion for a fair presentation of our financial position and results of operations. The results of operations for the six month period ended June 30, 2007 are not necessarily indicative of the results that you may expect for the full year.

     Our results for the three and six months ended June 30, 2007 and July 1, 2006 are for the 13-week periods and 26-week periods then ended, respectively. In addition, our results for the 13-weeks and the 26-weeks ended June 30, 2007 include the operations of Hawaiian Tropic since the April 18, 2007 acquisition date as well as the assets and the liabilities of Hawaiian Tropic at June 30, 2007 (see Note 4).

     The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions. Key areas where assumptions and estimates are used include sun care returns, bad debt reserves, long–lived assets, goodwill and indefinite–lived intangible assets, promotional accruals, restructuring and related charges, pension and postretirement benefits, stock-based compensation, derivative instruments and the valuation of acquired assets and assumed liabilities.

     Our interim financial information and accompanying notes should be read in conjunction with our Annual Report on Form 10-K for the year ended December 30, 2006. Certain prior year amounts have been reclassified to conform to our current year presentation.

2. Recently Issued Accounting Pronouncements

     We are currently evaluating the potential impact of adoption of the following two accounting pronouncements on our Consolidated Financial Statements:

     In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of SFAS No. 115.” The new statement allows entities to choose, at specified election dates, to measure eligible financial instruments and certain other items at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, or our fiscal 2008.

     In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements.” SFAS No. 157 provides guidance for using fair value to measure assets and liabilities and is intended to respond to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on income. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. SFAS No. 157 also establishes a fair value hierarchy that prioritizes the type of information used to develop assumptions used to measure fair value and requires separate disclosure by level within the fair value hierarchy. The provisions of SFAS No. 157 are effective for interim financial statements issued for fiscal years beginning after November 15, 2007, or our fiscal 2008.

3. Subsequent Event—Merger Agreement

     On July 12, 2007, we announced the signing of a definitive agreement (the “Energizer Merger Agreement”) with Energizer Holdings, Inc. (“Energizer”) under which Energizer will acquire all of our outstanding shares of common stock, including restricted stock, for $18.30 per share in cash plus the assumption of our debt. In addition, our vested and unvested options, restricted stock units and phantom stock will be cancelled, and the holders of these instruments will receive $18.30 per share underlying option, net of the applicable exercise price, and per restricted stock unit and phantom stock share. The total value of the transaction is expected to be approximately $1.9 billion. The boards of directors of both companies unanimously approved the transaction. The transaction is subject to customary closing conditions, including governmental and regulatory approvals as well as approval of the shareholders of Playtex. This transaction is expected to close in the fall of 2007.

     As part of this merger agreement, as soon as reasonably practicable after receipt of a written request from Energizer, we will take reasonable actions to commence offers to purchase any and all of the outstanding notes (the “Offers”) on price terms and other customary terms and conditions specified by Energizer. The closing of the Offers would be conditioned upon the satisfaction of specified conditions to the closing of the merger between Energizer and Playtex (the “Merger”) and the purchase would occur on the closing date of the Merger. The purchases of the notes pursuant to the Offers will be funded by Energizer.

PLAYTEX PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. Acquisition

     On April 18, 2007, we completed the acquisition of Tiki Hut Holding Company, Inc., the owner of theHawaiian Tropic brand of sun care products as well as a leading provider of private label sun care products (“Hawaiian Tropic”). This acquisition expands our product offerings in the growing skin care category. The purchase price for the all of the outstanding stock, and our repayment, at the closing, of all outstanding debt of Hawaiian Tropic was approximately $83 million, plus a seasonal working capital adjustment of $22.2 million, which is subject to further adjustment. Fees and expenses related to the transaction were $2.4 million. In the aggregate, we have paid $107.6 million in connection with the Hawaiian Tropic acquisition, subject to further adjustment. There are no contingent payments associated with the transaction. We financed this acquisition under our existing revolver, which was amended in conjunction with the transaction.

     Based on preliminary valuation estimates, we have recorded the acquired assets and assumed liabilities at fair value, including $61.5 million of current assets, net of current liabilities, $4.6 million of deferred tax assets, $11.0 million of property, plant and equipment, $18.7 million in trademarks, which has an indefinite life, $11.7 million in customer and distributor relationships with a 15 year life and $0.1 million of other assets. The purchase price for this acquisition did not exceed the preliminary estimated fair value of the net assets acquired and, therefore, no goodwill has been recorded. The valuations and estimates utilized to determine the purchase price allocation are subject to change. As of June 30, 2007, the purchase price allocation for a number of significant accounts, including property, plant and equipment, trademarks and other intangibles, deferred taxes and pre-acquisition contingencies, has not been finalized because we have not fully completed the accumulation and review of information related to these matters. The final valuation will be completed by the end of fiscal 2007 as we continue to re-evaluate the underlying valuation assumptions.

     Included in the opening balance sheet for the Hawaiian Tropic acquisition was a $5.5 million liability for severance and related costs associated with staff reductions at Hawaiian Tropic of $5.4 million and costs associated with the closure of a leased facility of $0.1 million resulting from the transaction. As of June 30, 2007, total severance payments made to date associated with this liability were $0.1 million. We expect this liability to be paid within the next 12 months.

     The results of operations for the three and six months ended June 30, 2007 include the results for Hawaiian Tropic for the period from April 18, 2007 through June 30, 2007. The Hawaiian Tropic results for the period April 18, 2007 to June 30, 2007, which are part of our fiscal 2007 results for both the three and six months ended June 30, 2007, included $31.3 million in net sales, $11.2 million in gross profit and $2.2 million in operating income. Included in these results for the second quarter of fiscal 2007 was a $1.5 million charge to cost of goods sold for the step-up of inventory to fair value in accordance with SFAS No. 141, “Accounting for Business Combinations” in the Hawaiian Tropic acquisition.

PLAYTEX PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. Restructuring

     In February 2005, we announced a realignment plan (“2005 Realignment”) to improve focus on our core categories, reduce organizational complexity and obtain a more competitive cost structure. Charges for the 2005 Realignment totaled $16.3 million. The initial charges of $10.1 million in restructuring expenses and $0.4 million of other related expenses in selling, general and administrative expenses (“SG&A”) were recorded in the fourth quarter of 2004 and related primarily to severance liabilities under our existing severance policy. In 2005, we recorded $4.2 million in restructuring expenses and $2.0 million of other related expenses ($1.9 million in cost of goods and $0.1 million in SG&A). In the fourth quarter of 2006, we recorded a net adjustment of $0.4 million to reduce our estimated restructuring reserve.

     The following tables summarize the restructuring activities for the six months ended June 30, 2007 and July 1, 2006 (in thousands):

			Adjustments
	Beginning	Cash	and Changes	Ending
	Balance	Utilized	to Estimates	Balance
First Half 2007
Severance and related expenses	$560	$(393)	$(50)	$117
Lease commitments	225	(131)	(18)	76
Total	$785	$(524)	$(68)	$193
First Half 2006
Severance and related expenses	$3,849	$(2,248)	$—	$1,601
Early retirement obligations	13	(13)	—	—
Lease commitments	488	(116)	—	372
Total	$4,350	$(2,377)	$—	$1,973

6. Balance Sheet Components

     The components of certain balance sheet accounts are as follows (in thousands):

	June 30,	December 30,
	2007	2006
Inventories:
Raw materials	$20,263	$10,137
Work in process	1,652	1,132
Finished goods	74,108	49,683
Total	$96,023	$60,952
Accrued expenses:
Sun Care returns reserve	$41,645	$10,832
Advertising and sales promotion	41,017	25,296
Employee compensation and benefits	15,092	23,257
Interest	10,653	10,101
Other	17,587	9,756
Total	$125,994	$79,242
Accumulated other comprehensive loss:
Foreign currency translation, net(1)	$1,919	$1,170
(Loss) gain on cash flow hedges, net(2)	(439)	180
Pension and postretirement benefit liabilities adjustments, net(3)	(8,511)	(8,328)
Total	$(7,031)	$(6,978)
____________________

(1)	Net of tax effect of $1.1 million at June 30, 2007 and $0.6 million at December 30, 2006.

(2)	Net of tax effect of $0.3 million at June 30, 2007 and $0.1 million at December 30, 2006.

(3)	Net of tax effect of $5.3 million at June 30, 2007 and $5.2 million at December 30, 2006.

PLAYTEX PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. Long-Term Debt

     Long–term debt consists of the following (in thousands):

	June 30,	December 30,
	2007	2006
Variable rate indebtedness:
Revolver	$85,100	$—
Fixed rate indebtedness:
8% Senior Secured Notes due 2011	290,205	290,205
9 3/8% Senior Subordinated Notes due 2011	288,721	288,721
Total long-term debt	$664,026	$578,926

     We amended our revolver in April 2007 to facilitate the Hawaiian Tropic acquisition (see Note 4). The amendment, among other things, increased the availability under our revolver to $150 million from $100 million, reduced the borrowing rate by 50 basis points to the London Inter Bank Offer Rate (“LIBOR”) plus 175 basis points at the time of the acquisition of Hawaiian Tropic and extended the maturity of the revolver by one year to February 2010. We paid fees of $0.4 million in connection with this amendment, which was deferred and will be amortized over the life of the credit agreement.

     The 8% Senior Secured Notes due 2011 (“8% Notes”) are secured by a first lien on intellectual property owned by Playtex Products, Inc. and its domestic subsidiaries, the guarantors of the 8% Notes and by a second lien on substantially all personal property and material owned real property, other than intellectual property, owned by us and the guarantors of the 8% Notes. Our revolver is secured by a first lien on the vast majority of our personal property and a second lien on other assets owned by us and the guarantors.

     Hawaiian Tropic is now a guarantor under our debt obligations as it is now a domestic subsidiary of Playtex. The guarantors consist of Playtex Products, Inc. and its domestic subsidiaries. At June 30, 2007, total assets held by Playtex Products, Inc. and its domestic subsidiaries (the guarantors) represented approximately 96% of total consolidated assets.

8. Treasury Stock

     At June 30, 2007, treasury stock consisted of 688,335 shares of common stock. On February 13, 2007 our Board of Directors authorized a stock buy–back program for the repurchase of up to $20 million of Company common stock from time to time in open market or privately negotiated transactions in fiscal 2007 to enable us to mitigate the dilutive impact of our equity compensation programs. We repurchased 132,673 shares of our common stock in the first six months of 2007 at a cost of $1.8 million. Under the terms of the Energizer Merger Agreement, we agreed to suspend the further repurchase of shares. The remaining shares of treasury stock represent forfeited unvested restricted stock, net of 493,500 shares, at a value of $5.3 million, awarded during the second quarter of 2007 under our stock award plan. These forfeited shares may only be used to fund future grants of equity under our stock award plan.

9. Expenses Related to Retirement of Debt

     In the second quarter of 2006, we repurchased on the open market, and subsequently canceled, $19.5 million principal amount of our 9 3/8 % Senior Subordinated Notes due 2011 (the “9 3/8 % Notes”) at a premium of $0.9 million. In the first quarter of 2006, we repurchased on the open market, and subsequently canceled, $49.0 million principal amount of our 8% Notes (collectively, the “Notes,”) at a premium of $3.7 million. As a result, in the second quarter of 2006 and in the first half of 2006, we wrote off $0.3 million and $1.0 million, respectively, of unamortized deferred financing fees, representing the pro–rata portion of the unamortized deferred financing fees associated with the repurchased Notes. There were no repurchases of our outstanding Notes in the first half of 2007.

PLAYTEX PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. Income Taxes

     In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of SFAS No. 109,” (“FIN 48”). FIN 48 establishes a model to address accounting for uncertain tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted FIN 48 on December 31, 2006, the first day of our fiscal 2007. As a result, we recognize the tax benefit from an uncertain tax position only if we determine that it is more likely than not that the tax position will be sustained upon examination. Upon adoption of FIN 48, no adjustments to our existing reserves for uncertain tax positions were made.

     As of December 31, 2006, we had $1.0 million of unrecognized tax benefits included in Other Non-current Liabilities. If recognized, $1.0 million would be recorded as an adjustment to our provision for income taxes and would reduce our effective tax rate. There have been no significant changes to these amounts during the six months ended June 30, 2007.

     In all cases our uncertain tax positions are related to tax years that remain subject to examination by the relevant taxable authorities. We have identified the U.S., and its states of Connecticut, Delaware and New Jersey, and Canada as our significant tax jurisdictions. We have not extended the statute of limitations to assess tax for any of our significant tax jurisdictions. We have concluded U.S. examinations for tax years 2003 and 2004. The 2005 and 2006 tax years remain open to examination for our U.S. federal tax returns. The tax years 2003 through 2006 remain open to examination for our significant state tax returns. The 2004 through 2006 tax years remain open to examination for our Canadian tax return. Our related-party crossborder transactions between the U.S and Canada are subject to examination for seven years from the filing of the tax return that relates to the crossborder transactions. The tax years open to examination by the U.S. and / or Canada for our related-party transactions are 1999 through 2006.

     Estimated interest and penalties related to the underpayment of taxes continued to be classified as a component of our Provision for Income Taxes in the Consolidated Statements of Income. Accrued interest and penalties related to underpayment of taxes was $0.4 million at June 30, 2007 and at December 30, 2006. No interest and penalties were recorded in the six months ended June 30, 2007.

     In the second quarter of 2007, we recorded a tax provision of $9.1 million, a 36.8% effective tax rate. For the six month period ended June 30, 2007, we recorded a tax provision of $16.5 million, a 36.7% effective tax rate. In the second quarter of 2006, we recorded a tax provision of $6.0 million, an effective tax rate of 37.0%, and $12.3 million, or an effective tax rate of 38.5%, for the six months ended July 1, 2006. The 2006 provision for the six months ended July 1, 2006 included a $0.4 million charge resulting from the reduction of excess deferred tax benefits determined as stock-based compensation awards vested. This charge increased our 2006 effective tax rate by 1.2 percentage points.

PLAYTEX PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. Pension and Other Postretirement Benefits

     The components of the net periodic pension expense for the three and six months ended June 30, 2007 and July 1, 2006 are as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Service cost—benefits earned during the period	$284	$275	$568	$550
Interest cost on projected benefit obligation	919	861	1,838	1,721
Expected return on plan assets	(1,156)	(1,154)	(2,311)	(2,307)
Amortization of prior service cost	6	3	12	6
Recognized actuarial loss	65	104	130	208
Amortization of transition obligation	32	6	64	12
Net periodic pension expense	$150	$95	$301	$190

     In determining the expected return on plan assets, the market related value of plan assets for the pension plan is equal to fair value.

     The components of the net periodic postretirement benefit expense for the three and six months ended June 30, 2007 and July 1, 2006 are as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Service cost—benefits earned during the period	$152	$165	$302	$330
Interest cost on accumulated benefit obligation	340	228	590	456
Amortization of prior service credit	(583)	(583)	(1,167)	(1,167)
Recognized actuarial loss	312	196	524	394
Net periodic postretirement benefit expense	$221	$6	$249	$13

12. Business Segments

We are organized in three core business segments, as follows:

Skin Care—The Skin Care segment includes the following:
•	Banana Boat Sun Care products,	•	Wet Ones pre–moistened towelettes,
•	Hawaiian Tropic Sun Care products,	•	Playtex Gloves.
•	Private label sun care products,

Feminine Care—The Feminine Care segment includes the following:
•	Plastic applicator tampons:	•	Cardboard applicator tampons:
	– Playtex Gentle Glide, and		– Playtex Beyond.
	– Playtex Sport.	•	Personal Cleansing Cloths.

Infant Care—The Infant Care segment includes the following:
•	Playtex disposable feeding products,	•	Diaper Genie diaper disposal systems,
•	Playtex reusable hard bottles,	•	Playtex breastfeeding products, and
•	Playtex cups and mealtime products,	•	Playtex Hip Hammock child carrier.
•	Playtex pacifiers,

PLAYTEX PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. Business Segments (Continued)

     On April 18, 2007, we completed the Hawaiian Tropic acquisition (see Note 4). Our Skin Care segment results for the three and six month periods ended June 30, 2007 include results from Hawaiian Tropic from the date of acquisition.

     The results of our business segments for the three and six months ended June 30, 2007 and July 1, 2006 are as follows. Corporate includes general and administrative charges not allocated to the business segments as well as equity compensation charges and amortization of intangibles (in thousands):

	Three Months Ended
	June 30, 2007		July 1, 2006
	Net	Operating	Net	Operating
	Sales	Income	Sales	Income
Skin Care	$129,875	$28,303	$85,619	$22,204
Feminine Care	58,598	15,277	53,931	17,533
Infant Care	47,195	12,695	40,739	7,681
Subtotal	235,668	56,275	180,289	47,418
Corporate	—	(16,808)	—	(15,529)
Total	$235,668	$39,467	$180,289	$31,889

	Six Months Ended
	June 30, 2007		July 1, 2006
	Net	Operating	Net	Operating
	Sales	Income	Sales	Income
Skin Care	$212,694	$52,894	$162,151	$45,284
Feminine Care	109,886	27,023	108,189	32,225
Infant Care	93,951	25,107	85,974	19,635
Subtotal	416,531	105,024	356,314	97,144
Corporate	—	(32,196)	—	(30,619)
Total	$416,531	$72,828	$356,314	$66,525

PLAYTEX PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. Earnings Per Share

     The following table explains how our basic and diluted Earnings Per Share (“EPS”) were calculated for the three and six months ended June 30, 2007 and July 1, 2006 (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Numerator:
Net income	$15,629	$10,290	$28,467	$19,709

Denominator:
Weighted average shares outstanding—basic	62,883	62,637	62,665	62,659
Effect of Dilutive Securities:
Dilutive effect of restricted stock	138	170	227	97
Dilutive effect of performance–based stock options	445	139	434	175
Dilutive effect of time–based stock options	962	532	938	583
Weighted average shares outstanding—diluted	64,428	63,478	64,264	63,514

Earnings per share:
Basic	$0.25	$0.16	$0.45	$0.31
Diluted	$0.24	$0.16	$0.44	$0.31

     The basic weighted average shares outstanding do not include non–vested shares of restricted stock. The shares of restricted stock are included in our issued and outstanding shares but are considered “contingent shares” for EPS purposes and are therefore excluded from basic weighted average shares outstanding.

     Basic EPS excludes all potentially dilutive securities. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS includes all dilutive securities. Potentially dilutive securities include stock options and restricted stock granted to our employees and members of our Board of Directors. At June 30, 2007 and July 1, 2006, anti–dilutive weighted average shares totaling 1.2 million shares and 1.8 million shares, respectively, were excluded from the diluted weighted average shares outstanding. Diluted EPS is computed by dividing net income, adjusted by the if-converted method for convertible securities, by the weighted average number of common shares outstanding for the period plus the number of additional common shares that would have been outstanding if the dilutive securities were issued using the treasury stock method. In the event the potentially dilutive securities are anti–dilutive on net income (i.e., have the effect of increasing EPS), the impact of the potentially dilutive securities is not included in the computation.

14. Commitments and Contingencies

     In our opinion, there are no claims, commitments, guarantees or litigations pending, except as noted below, to which we or any of our subsidiaries is a party which would have a material adverse effect on our Consolidated Financial Statements.

     In conjunction with the merger agreement with Energizer, we have agreed to pay Energizer a fee of $35 million if any of the following payment events occur:

  Termination of the merger agreement by: (A) Energizer because (i) our Board of Directors fails to make, withdraws or modifies, in a manner adverse to Energizer, its recommendation with respect to the merger agreement or the merger, or our Board of Directors fails to publicly confirm the prior board recommendation with respect to the merger agreement and the merger within ten business days of a written request made by Energizer, or (ii) Playtex willfully and materially breaches its obligations with respect to the stockholder meeting or the non-solicitation covenants; or (B) Playtex because our Board of Directors authorizes us to enter into an agreement concerning a superior proposal and Energizer does not make an offer at least as favorable to our stockholders. Payment of the termination fee for any of these payment events must be made simultaneously with the occurrence of the event; or

PLAYTEX PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. Commitments and Contingencies (Continued)

  Termination of the merger agreement by either Energizer or Playtex because the merger has not been consummated on or before December 31, 2007, but only if (A) prior to the stockholder meeting or December 31, 2007, as applicable, an acquisition proposal shall have been made from a party other than Energizer and not publicly withdrawn and (B) within 12 months following the date of such termination, Playtex shall have either entered into a definitive agreement to effect, or consummated, an acquisition proposal.

     If we fail promptly to pay any of the termination fees described above, we also agreed to pay any costs and expenses (including attorneys’ fees) incurred by Energizer in connection with any legal enforcement action for payment that results in a judgment against us for payment of the termination fees described above with interest on any amount of the termination fee at a rate per annum equal to 3% over the prime rate in effect on the date such payment should have been made.

(b) Pro Forma Financial Information

On October 1, 2007, Energizer Holdings, Inc. (“Energizer”) acquired 100% ownership of Playtex Products, Inc. (“Playtex”) and simultaneously repaid all of Playtex’s outstanding debt as of that date (the “Acquisition”) for consideration totaling approximately $1.875 billion.  Energizer acquired all assets and assumed all liabilities of Playtex as of October 1, 2007.

The following Unaudited Pro Forma Condensed Combined Statement of Earnings combines the historical consolidated statements of earnings of Energizer and Playtex, presented as if the Acquisition had occurred on October 1, 2006.  Such pro forma information is provided for informational purposes only and may not necessarily reflect the consolidated operations that would have existed had the Acquisition been completed at that time nor are they necessarily indicative of future results.

The Unaudited Combined Balance Sheet combines the historical consolidated balance sheets of Energizer and Playtex as if the Acquisition had occurred as of September 30, 2007.

Pro forma financial information included in this section was prepared using the purchase method of accounting in accordance with Statement of Financial Accounting Standard FAS No. 141, “Business Combinations.” Accordingly, we have adjusted the historical Playtex balance sheet to reflect the assets acquired and liabilities assumed at fair value, with the residual consideration paid reflected as goodwill. Amounts shown in this section reflect management’s preliminary estimates of asset valuations. Such amounts may be adjusted in subsequent filings as final purchase price allocations are completed. Accordingly, the purchase price allocations reflected in pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma financial information contained in this section.

The Unaudited Pro Forma Condensed Combined Statement of Earnings includes incremental interest and financing costs related to the Acquisition and purchase accounting adjustments, which are expected to have continuing impact on the combined results, such as depreciation and amortization expense on acquired tangible and intangible assets. The impacts of any revenue or cost synergies that may result from combining Energizer and Playtex are not included herein. We expect to generate cost synergies by combining certain selling, general and administrative functions, and pursuing purchasing, manufacturing and logistics savings through increased scale and coordination. The magnitude and timing of such synergies is currently being evaluated. We expect to begin benefiting from cost synergies in fiscal year 2008, with total savings building over the next two years.

In accordance with generally accepted accounting principles, Playtex inventory acquired in the acquisition was valued at its estimated fair value on Energizer's September 30, 2007 balance sheet. Such fair value of inventory is approximately $30 million greater than historical cost basis of such inventory prior to the acquisition. This required accounting treatment will reduce gross margin by approximately $30 million (compared to historical Playtex cost basis) as the product is sold following the acquisition. The impact of such adjustment is not included in the Unaudited Pro Forma Combined Statements of Earnings presented below.

The Unaudited Pro Forma Condensed Combined Statement of Earnings do not reflect nonrecurring charges resulting from the Acquisition such as employee termination and other exit costs related to the Playtex business that will be recognized in the opening balance sheet of Playtex in accordance with Emerging Issues Task Force Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” Other acquisition-related or integration charges may be incurred that do not qualify to be recognized on the opening balance sheet. Such amounts are not reflected in the pro forma information in this section.

ENERGIZER HOLDINGS, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the Year Ended September 30, 2007
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA-UNAUDITED)

	Historical
	Energizer	Playtex			Pro Forma
	Year Ended	Year Ended			Year Ended
	September 30,	September 30,	Pro Forma		September 30,
	2007	2007 (a)	Adjustments		2007
Net sales	$3,365.1	$705.3	$—		$4,070.4

Cost of products sold	1,760.4	363.2 (b)	2.4	(d)	2,126.0
Gross profit	1,604.7	342.1	(2.4)		1,944.4

Selling, general and administrative expense	627.9	130.8 (c)	4.4	(e)	763.1
Advertising and promotion expense	395.2	107.3	—		502.5
Research and development expense	70.7	17.3	—		88.0
Interest and other financing, net	76.7	54.8	60.7	(f)	192.2
Earnings before income taxes	434.2	31.9	(67.5)		398.6
Income taxes	112.8	11.3	(25.0)	(g)	99.1
Net earnings	$321.4	$20.6	$(42.5)		$299.5

Basic earnings per share	$5.67				$5.28
Diluted earnings per share	$5.51				$5.14

Weighted-Average Shares - Basic	56.7				56.7
Weighted-Average Shares - Diluted	58.3				58.3
____________________

(a)	Represents historical results for Playtex, adjusted to conform to Energizer's fiscal year and to be consistent with the presentation of Energizer's Statement of Earnings the most significant of which are: 1) reclassification of Playtex's advertising and promotion (A&P) and research and development (R&D) expenses from the selling, general and administrative (SG&A) to separate line items; and 2) reclassifying warehousing and distribution cost from SG&A expense to cost of products sold. Playtex acquired Tiki Hut Holding Company, owner of the Hawaiian Tropic brands (HT acquisition) on April 18, 2007. The Playtex financial statements reflect the results of that business thereafter.

(b)	Historical Playtex cost of products sold includes: 1) a non-recurring $10.4 asset impairment charge related to a discontinued product line, which was recorded in the September 30, 2007 quarter; and 2) additional costs of $1.9 related to the write up of inventory acquired during the HT acquisition. These adjustments represent $0.14 per diluted Energizer share.

(c)	Historical Playtex SG&A includes $4.0 of integration costs associated with the HT acquisition and certain expenses incurred by Playtex prior to the October 1, 2007 closing of the Acquisition. These adjustments represent $0.04 per diluted Energizer share.

(d)	Includes additional depreciation on write up of fixed assets $2.4.

(e)	Includes incremental amortization for patents, non compete agreements and customer related intangibles totaling $4.4.

(f)	Represents adjustment to increase interest expense and reduce interest income as if the Playtex acquisition had occurred October 1, 2006. Energizer's incremental debt, at a weighted average annual interest rate of 6.3%, reflects a combination of floating and fixed rate debt, with fixed rates for up to 10 years. A 1/8% change in the interest rate on Energizer's incremental floating rate debt would result in an additional $1.0 charge to interest expense. The lower interest income reflects cash used by Energizer to finance a portion of the Acquisition.

(g)	Represents statutory income tax impact of pro forma adjustments above.

ENERGIZER HOLDINGS, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2007
(DOLLARS IN MILLIONS-Unaudited)

		Playtex	Pro Forma		Pro Forma
	Energizer	Historical	Adjustments		Combined
Cash	$363.2	$13.1	$(261.0)	(a)	$115.3
Trade receivables, net	788.3	102.9	—		891.2
Inventories	582.3	96.5	30.0	(b)	708.8
Other current assets	277.6	20.0	24.1	(c)	321.7
Total current assets	2,011.4	232.5	(206.9)		2,037.0

Goodwill	380.1	485.6	346.8	(h)	1,212.5
Other intangible assets	310.4	153.4	1,211.8	(b)	1,675.6
Other assets	201.2	7.2	0.6	(d)	209.0
Property, plant and equipment, net	649.9	114.7	31.4	(b)	796.0
Total long-term assets	1,541.6	760.9	1,590.6		3,893.1

Total assets	$3,553.0	$993.4	$1,383.7		$5,930.1

Notes payable	$43.0	$—	$175.0	(a)	$218.0
Current maturities of long-term debt	210.0	—	—		210.0
Accounts payable	255.6	33.9	—		289.5
Other current liabilities	614.3	108.8	59.6	(e)	782.7
Total current liabilities	1,122.9	142.7	234.6		1,500.2

Long-term debt	1,372.0	590.9	860.7	(a)	2,823.6
Other liabilities	404.2	93.0	455.2	(f)	952.4
Total long-term liabilities	1,776.2	683.9	1,315.9		3,776.0

Total liabilities	2,899.1	826.6	1,550.5		5,276.2

Total shareholders equity	653.9	166.8	(166.8)	(g)	653.9

Total liabilities and shareholders equity	$3,553.0	$993.4	$1,383.7		$5,930.1

(a)	Reflects adjustments to Energizer's total cash and debt to reflect payment of $1,875.7 of consideration to execute the Acquisition.

(b)	Reflects the estimated write up to increase acquired inventory, intangible assets and property, plant and equipment to fair value. Amortizable intangibles, subject to final appraisal, include non compete agreements of $3.0 with a useful life of one and one half years, patents of $5.1 with a useful life of seven years and customer relationships of $43.9 with a useful life of ten years. Indefinite lived intangible assets, subject to final appraisal, include trademarks of $1,313.2.

(c)	Represents a $19.7 current deferred tax asset related to other adjustments and a $4.4 deposit to collateralize open letters of credit issued on the terminated Playtex credit agreement.

(d)	Reflects elimination of Playtex deferred financing costs of $6.9 related to debt repaid and recording of deferred financing costs for Energizer's acquisition financing of $7.5.

(e)	Reflects estimated additional liabilities associated with employee termination and relocation and contract termination costs totaling $65.3, and acquisition transaction costs of $13.0, partially offset by net income tax benefits of certain liabilities recorded of $7.2 and repayment of accrued interest of $11.5 in conjunction with repayment of Playtex debt.

(f)	Reflects estimated deferred tax liabilities of items discussed above totaling $447.9 and other liabilities resulting from the acquisition of $7.3.

(g)	Reflects elimination of historic Playtex equity required for combined presentation.

(h)	Reflects residual value of the consideration paid in excess of the fair value of individual assets acquired and liabilities assumed. Upon final completion of the fair value assessment, the ultimate purchase price may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: December 17, 2007

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Playtex Products, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-33690, 333-33676 and 333-35116) on Form S-8 of Energizer Holdings, Inc. of our report dated March 13, 2007, with respect to the consolidated balance sheets of Playtex Products, Inc. and subsidiaries as of December 30, 2006 and December 31, 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 30, 2006, and the related financial statement schedule, which report appears in the Form 8-K of Energizer Holdings, Inc. dated December 17, 2007.

Our report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 30, 2006.

/s/ KPMG LLP
Stamford, CT
December 17, 2007